UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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UNIFI, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNIFI, INC.

Notice of Annual Meeting

and

Proxy Statement

2017 Annual Meeting of Shareholders

October 25, 2017

Unifi, Inc.

7201 West Friendly Avenue

Greensboro, North Carolina 27410

September 12, 2017

Dear Shareholder:

On behalf of the Board of Directors and the management of Unifi, Inc., I invite you to attend the 2017 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at 8:30 a.m., Eastern Time, on Wednesday, October 25, 2017 at the Lotte New York Palace located at 455 Madison Avenue at 50th Street, New York, New York 10022. Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying Notice of 2017 Annual Meeting of Shareholders and Proxy Statement.

I hope that you will attend the Annual Meeting in person, but even if you are planning to come, I strongly encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The accompanying Proxy Statement explains more about voting. Please read it carefully.

Thank you for your continued support.

Sincerely,

Kevin D. Hall

Chief Executive Officer

UNIFI, INC.

7201 West Friendly Avenue

Greensboro, North Carolina 27410

(336) 294-4410

Notice of 2017 Annual Meeting of Shareholders

The 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of Unifi, Inc. (the “Company”) will be held at 8:30 a.m., Eastern Time, on Wednesday, October 25, 2017 at the Lotte New York Palace located at 455 Madison Avenue at 50th Street, New York, New York 10022, for the purpose of voting on the following matters:

1.	To elect the nine directors nominated by the Board of Directors;

2.	To approve, on an advisory basis, the Company’s named executive officer compensation in fiscal 2017;

3.	To vote, on an advisory basis, on the frequency of future advisory votes to approve the Company’s named executive officer compensation;

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2018; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors unanimously recommends that you vote “FOR” items 1, 2 and 4, and vote in favor of a frequency of every “1 YEAR” for item 3. The proxy holders will use their discretion to vote on other matters that may properly arise at the Annual Meeting or any adjournment or postponement thereof.

Only shareholders of record as of the close of business on August 31, 2017 will be entitled to vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote as soon as possible to ensure that your shares are represented at the meeting. If you received a paper copy of the proxy materials by mail, you may vote your shares by proxy using one of the following methods: (i) vote via the Internet; (ii) vote by telephone; or (iii) complete, sign, date and return your proxy card in the postage-paid envelope provided. If you received only a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares by proxy at the Internet site address listed on your Notice. If you hold your shares through an account with a bank, broker or similar organization, please follow the instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors,

Ben Sirmons

Secretary and Assistant General Counsel

September 12, 2017

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders To Be Held on October 25, 2017:

The Notice of 2017 Annual Meeting of Shareholders, Proxy Statement and 2017 Annual Report to Shareholders

are available at www.proxyvote.com.

i

PROXY STATEMENT

_______________

The Board of Directors (the “Board of Directors” or the “Board”) of Unifi, Inc. (“Unifi” or the “Company”) is providing these materials to you in connection with the 2017 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at 8:30 a.m., Eastern Time, on Wednesday, October 25, 2017 at the Lotte New York Palace located at 455 Madison Avenue at 50th Street, New York, New York 10022.

General Information

Why am I receiving these materials?

You have received these materials because the Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that Unifi is required to provide you under the Securities and Exchange Commission rules and regulations (the “SEC rules”) and is designed to assist you in voting your shares.

What is a proxy?

The Board is asking for your proxy. This means you authorize persons selected by the Company to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted in accordance with the shareholder’s specific voting instructions.

Why did I receive a one-page notice regarding Internet availability of proxy materials instead of a full set of proxy materials?

The SEC rules allow companies to choose the method for delivery of proxy materials to shareholders. For most shareholders, the Company has elected to mail a notice regarding the availability of proxy materials on the Internet (the “Notice of Internet Availability”), rather than sending a full set of these materials in the mail. The Notice of Internet Availability, or a full set of the proxy materials (including the Proxy Statement and form of proxy), as applicable, was sent to shareholders beginning September 12, 2017, and the proxy materials were posted on the investor relations portion of the Company’s website, www.unifi.com, and on the website referenced in the Notice of Internet Availability on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by the Company’s shareholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions in the Notice of Internet Availability for requesting a copy.

What is included in these materials?

These materials include:

●	the Notice of Annual Meeting and Proxy Statement; and

●	the 2017 Annual Report to Shareholders, which contains the Company’s audited consolidated financial statements.

If you received a paper copy of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

There are four proposals scheduled to be voted on at the Annual Meeting:

●	the election of the nine directors nominated by the Board of Directors;

●	the approval, on an advisory basis, of the Company’s named executive officer compensation in fiscal 2017;

●	the vote, on an advisory basis, on the frequency of future advisory votes to approve the Company’s named executive officer compensation; and

●	the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2018.

The Board is not aware of any other matters to be brought before the Annual Meeting. If other matters are properly raised at the Annual Meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the Board’s voting recommendations?

The Board unanimously recommends that you vote your shares:

●	“FOR” the election of each of the nine directors nominated by the Board of Directors;

●	“FOR” the approval, on an advisory basis, of the Company’s named executive officer compensation in fiscal 2017;

●	“1 YEAR” for the advisory vote on the frequency of future advisory votes to approve the Company’s named executive officer compensation; and

●	“FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2018.

Who can attend the Annual Meeting?

Admission to the Annual Meeting is limited to:

●	shareholders of record as of the close of business on August 31, 2017;

●	holders of valid proxies for the Annual Meeting; and

●	invited guests.

Admission to the Annual Meeting will be on a first-come, first-served basis. Each shareholder may be asked to present valid photo identification, such as a driver’s license or passport, and proof of stock ownership as of the record date for admittance.

When is the record date and who is entitled to vote?

The Board set August 31, 2017 as the record date. As of the record date, 18,261,067 shares of common stock, $0.10 par value per share, of the Company (“Common Stock”) were issued and outstanding. Shareholders are entitled to one vote per share of Common Stock outstanding on the record date on any matter properly presented at the Annual Meeting.

What is a shareholder of record?

A shareholder of record or registered shareholder is a shareholder whose ownership of Common Stock is reflected directly on the books and records of the Company’s transfer agent, American Stock Transfer & Trust Company, LLC. If you hold Common Stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in street name and are not a shareholder of record. For shares held in street name, the shareholder of record is your bank, broker or similar organization. The Company only has access to ownership records for the registered shares. If you are not a shareholder of record and you wish to attend the Annual Meeting, the Company will require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your bank, broker or other nominee, or a copy of your voting instruction form or Notice of Internet Availability.

How do I vote?

You may vote by any of the following methods:

●

In person.  Shareholders of record and beneficial owners of shares held in street name may vote in person at the Annual Meeting. If you hold shares in street name, you must also obtain a legal proxy from the shareholder of record to vote in person at the Annual Meeting.

●

By telephone or via the Internet.  Shareholders of record may vote by proxy, by telephone or via the Internet, by following the instructions included in the proxy card or Notice of Internet Availability provided or the instructions you receive by e-mail. If you are a beneficial owner of shares held in street name, your ability to vote by telephone or via the Internet depends on the voting procedures of the shareholder of record (e.g., your bank, broker or other nominee). Please follow the directions included in the voting instruction form or Notice of Internet Availability provided to you by the shareholder of record.

●	By mail. Shareholders of record and beneficial owners of shares held in street name may vote by proxy by completing, signing, dating and returning the proxy card or voting instruction form provided.

How can I revoke my proxy or change my vote?

You may revoke your proxy or change your vote as follows:

●

Shareholders of record.  You may revoke your proxy or change your vote at any time prior to the taking of the vote at the Annual Meeting by (i) submitting a written notice of revocation to the Company’s Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410; (ii) delivering a proxy bearing a later date using any of the voting methods described in the immediately preceding Q&A, including by telephone or via the Internet, and until the applicable deadline for each method specified in the accompanying proxy card or Notice of Internet Availability; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the meeting. For all methods of voting, the last vote cast will supersede all previous votes.

●

Beneficial owners of shares held in street name.  You may change or revoke your voting instructions by following the specific directions provided to you by your bank, broker or other nominee, or, if you have obtained a legal proxy from your bank, broker or other nominee, by attending the Annual Meeting and voting in person.

What happens if I vote by proxy and do not give specific voting instructions?

Shareholders of record.  If you are a shareholder of record and you vote by proxy, by telephone, via the Internet or by signing, dating and returning a proxy card, without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the Annual Meeting.

Beneficial owners of shares held in street name.  If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is referred to as a “broker non-vote.”

The election of directors, the advisory vote to approve the Company’s named executive officer compensation in fiscal 2017 and the advisory vote on the frequency of future advisory votes to approve the Company’s named executive officer compensation are non-routine matters. Consequently, without your voting instructions, the organization that holds your shares cannot vote your shares on these proposals. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2018 is considered a routine matter.

What is the voting requirement to approve each of the proposals?

●

Proposal 1, Election of Directors.  Directors shall be elected by the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee). If any existing director who is a nominee for reelection receives a greater number of votes “against” his or her election than votes “for” such election, the Company’s Amended and Restated By-laws provide that such person shall be deemed to have tendered to the Board his or her resignation as a director. There is no cumulative voting with respect to the election of directors.

●

Proposal 2, Advisory Vote to Approve Named Executive Officer Compensation.  Advisory approval of the Company’s named executive officer compensation in fiscal 2017 requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal).

●

Proposal 3, Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation.  Although the vote on the frequency of future advisory votes to approve the Company’s named executive officer compensation is advisory, the Board will consider the frequency receiving the most votes cast by shareholders when deciding how often to have advisory “say-on-pay” votes in the future. Shareholders can choose one of four choices for this proposal: 1 Year, 2 Years, 3 Years or Abstain.

●

Proposal 4, Ratification of the Appointment of Independent Registered Public Accounting Firm.   Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2018 requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal).

●

Other Items.  Approval of any other matters requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” the item must exceed the number of shares voted “against” such item).

What is the quorum for the Annual Meeting? How are abstentions and broker non-votes treated?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote is necessary for the transaction of business at the Annual Meeting. Your shares are counted as being present if you vote in person at the Annual Meeting, by telephone, via the Internet or by submitting a properly executed proxy card or voting instruction form by mail. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum for the Annual Meeting.

With respect to Proposal 1, the election of directors, you may vote “for” or “against” each of the nominees for the Board, or you may “abstain” from voting for one or more nominees. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will therefore have no effect on the election of director nominees.

With respect to Proposals 2 and 4, the advisory vote to approve the Company’s named executive officer compensation in fiscal 2017 and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2018, you may vote “for” or “against” these proposals, or you may “abstain” from voting on these proposals. Abstentions and broker non-votes are not considered votes cast for the foregoing purposes and will therefore have no effect on the vote for these proposals.

With respect to Proposal 3, the advisory vote on the frequency of future advisory votes to approve the Company’s named executive officer compensation, you may vote for a frequency of future advisory “say-on-pay” votes of every “one year,” “two years” or “three years,” or you may “abstain” from voting on this proposal. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will therefore have no effect on the vote for this proposal.

Who are the proxy holders and how will they vote?

The persons named as attorneys-in-fact in the proxies, Kevin D. Hall and Thomas H. Caudle, Jr., were selected by the Board and are officers and directors of the Company. If you are a shareholder of record and return an executed and dated proxy card but do not provide specific voting instructions, your shares will be voted on the proposals as follows:

●	“FOR” the election of each of the nine directors nominated by the Board of Directors;

●	“FOR” the approval, on an advisory basis, of the Company’s named executive officer compensation in fiscal 2017;

●	“1 YEAR” for the advisory vote on the frequency of future advisory votes to approve the Company’s named executive officer compensation; and

●	“FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2018.

If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted in the discretion of the proxy holders.

Who pays for solicitation of proxies?

The Company is paying the cost of soliciting proxies and will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies. In addition to soliciting the proxies by mail and the Internet, certain of the Company’s directors, officers and employees, without compensation, may solicit proxies personally or by telephone, facsimile and e-mail.

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary or final voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days of the completion of the meeting.

Security Ownership of Certain Beneficial Owners and Management

The following table provides information about the beneficial ownership of Common Stock as of August 31, 2017, by each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock as well as each director, nominee for director and named executive officer and all directors and executive officers as a group. In computing the number of shares beneficially owned by a person and the ownership percentage of that person, shares deemed outstanding include (i) shares of Common Stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days of August 31, 2017 and (ii) shares of restricted stock units that vest within 60 days of August 31, 2017. However, these shares or units are not deemed outstanding for the purposes of computing the ownership percentage of any other person. The ownership percentage is based on 18,261,067 shares of Common Stock outstanding as of August 31, 2017. Except as otherwise indicated in the footnotes below, each of the persons named in the table has sole voting and investment power with respect to the securities indicated as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated in the footnotes below, the address for each of the beneficial owners is c/o Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Ownership Percentage
Principal Shareholders:
BlackRock, Inc.	1,832,031	(1)	10.03%
Dimensional Fund Advisors LP	1,529,244	(2)	8.37%
Kenneth G. Langone	1,269,963	(3)	6.94%
Impala Asset Management LLC	1,189,197	(4)	6.51%
Directors, Director Nominees and Named Executive Officers:
Robert J. Bishop	1,260,180	(5)	6.90%
Thomas H. Caudle, Jr.	83,373	(6)	*
Paul R. Charron	19,915	(7)	*
Archibald Cox, Jr.	129,097	(8)	*
Sean D. Goodman	0		*
Kevin D. Hall	0		*
James M. Kilts	11,200	(9)	*
Kenneth G. Langone	1,269,963	(3)	6.94%
James D. Mead	13,732	(10)	*
Suzanne M. Present	25,048	(11)	*
Directors and executive officers as a group (13 persons)	2,844,677		15.40%

*	Less than 1%.

(1)	This information is based upon a Schedule 13G/A filed with the SEC on January 9, 2017 by BlackRock, Inc. (“BlackRock”), whose address is 55 East 52nd Street, New York, New York 10055. The Schedule 13G/A reports that BlackRock has sole voting power over 1,796,254 shares, shared voting power over no shares and sole investment power over all of the shares shown.

(2)

This information is based upon a Schedule 13G/A filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP (“Dimensional”), whose address is Building One, 6300 Bee Cave Road, Austin, Texas 78746. The Schedule 13G/A reports that Dimensional has sole voting power over 1,496,154 shares, shared voting power over no shares and sole investment power over all of the shares shown. Dimensional provides investment advice to four registered investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, funds, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities owned by the Funds and may be deemed to beneficially own these shares. However, all securities reported on the Schedule 13G/A are owned by the Funds, and Dimensional and its subsidiaries disclaim beneficial ownership of all of the shares shown.

(3)	Includes (i) 130,000 shares owned by Invemed Associates LLC, in which Mr. Langone owns an 81% interest and of which Mr. Langone serves as President and Chief Executive Officer, as to which Mr. Langone has shared voting and investment power and of which Mr. Langone disclaims beneficial ownership, except to the extent of his pecuniary interest therein; (ii) 30,000 shares owned by Mr. Langone’s wife, as to which Mr. Langone has shared voting and investment power and of which Mr. Langone disclaims beneficial ownership; and (iii) 27,265 shares that Mr. Langone has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of his services as a director.

(4)	This information is based upon a Schedule 13G/A filed with the SEC on February 13, 2017 by Impala Asset Management LLC, whose address is 107 Cherry Street, New Canaan, Connecticut 06840. The Schedule 13G/A reports that Impala Asset Management LLC has sole voting and investment power over all of the shares shown. Impala Asset Management LLC, in its capacity as the investment adviser or manager to various private funds, has the power to direct the investment activities of each of the private funds.

(5)	Consists of (i) 1,253,980 shares owned by Impala Asset Management LLC and Impala Asset Advisors LLC, which are investment manager and general partner, respectively, to funds that hold such securities; and (ii) 6,200 shares that Mr. Bishop has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of his services as a director. Mr. Bishop is the founder, the Managing Principal and a member of Impala Asset Management LLC and Impala Asset Advisors LLC and a limited partner in some of the funds that hold the securities owned by Impala Asset Management LLC and Impala Asset Advisors LLC, as to which Mr. Bishop has shared voting and investment power and of which Mr. Bishop disclaims beneficial ownership, except to the extent of his pecuniary interest therein.

(6)	Includes (i) 7,500 shares that Mr. Caudle has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of his employment with the Company; and (ii) 74,333 shares that Mr. Caudle has the right to purchase pursuant to stock options that are currently exercisable.

(7)	Includes 7,415 shares that Mr. Charron has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of his services as a director.

(8)	Includes (i) 27,265 shares that Mr. Cox has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of his services as a director; and (ii) 6,666 shares that Mr. Cox has the right to purchase pursuant to stock options that are currently exercisable.

(9)	Includes 6,200 shares that Mr. Kilts has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of his services as a director.

(10)	Includes (i) 7,383 shares that Mr. Mead has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of his services as a director; and (ii) 5,849 shares owned by Mr. Mead’s wife, as to which Mr. Mead has shared voting and investment power and of which Mr. Mead disclaims beneficial ownership.

(11)	Consists of 25,048 shares that Ms. Present has the right to receive pursuant to restricted stock units that will automatically convert into shares of Common Stock following termination of her services as a director.

Proposal 1: Election of Directors

The Board currently consists of nine members. On the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated the nine persons listed below for election as directors at the Annual Meeting. If elected, each nominee will serve until his or her term expires at the 2018 Annual Meeting of Shareholders or until his or her successor is duly elected and qualified. Each nominee has agreed to be named in this Proxy Statement and to serve if elected.

All of the nominees are currently serving as directors. Except for Kevin D. Hall, who was elected to the Board in May 2017, all of the nominees were elected to the Board at the 2016 Annual Meeting of Shareholders.

Although the Company knows of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your shares for any substitute nominee proposed by the Board. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the nine nominees named in this Proxy Statement.

The Board of Directors unanimously recommends that you vote “FOR” the election of each of the nine nominees listed below.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” the election of each of the nine nominees listed below.

Nominees for Director

Listed below are the nine persons nominated for election to the Board. The following paragraphs include information about each director nominee’s business background, as furnished to the Company by the nominee, and additional experience, qualifications, attributes or skills that led the Board of Directors to conclude that the nominee should serve on the Board.

Name	Age	Principal Occupation	Director Since
Robert J. Bishop	60	Managing Principal, Impala Asset Management LLC	2016
Thomas H. Caudle, Jr.	65	President & Chief Operating Officer of Unifi	2016
Paul R. Charron	75	Independent Management Consultant	2016
Archibald Cox, Jr.	77	Chairman, Sextant Group, Inc.	2008
Kevin D. Hall	58	Chief Executive Officer of Unifi	2017
James M. Kilts	69	Founding Partner, Centerview Capital	2016
Kenneth G. Langone	81	President and Chief Executive Officer, Invemed Associates LLC	1969
James D. Mead	73	President, James Mead & Company	2015
Suzanne M. Present	58	Principal, Gladwyne Partners, LLC	2011

Robert J. Bishop

Mr. Bishop founded Impala Asset Management LLC, a private investment management company, in 2004 and is the Managing Principal of the firm and manages the Impala, Waterbuck, Alpha and Resource Funds and other managed accounts. From 2002 to 2003, he was Chief Investment Officer at Soros Fund Management overseeing the Quantum Endowment Fund. From 1998 to 2002, he was a principal at Maverick Capital. Mr. Bishop was a portfolio manager at Kingdon Capital from 1995 to 1998 and from 1992 to 1995 he was a managing director of Tiger Management. From 1986 to 1992, Mr. Bishop was an equity analyst at Salomon Brothers and, from 1980 to 1984, he worked as a legislative assistant/director for Congressmen Toby Roth and Don Ritter.

Mr. Bishop brings valuable financial and managerial expertise to the Board through his extensive experience in investment and asset management.

Thomas H. Caudle, Jr.

Mr. Caudle has served as President & Chief Operating Officer of Unifi since August 2017. Previously, he was President of the Company from April 2016 to August 2017, Vice President of Manufacturing of the Company from October 2006 to April 2016 and Vice President of Global Operations of the Company from April 2003 to October 2006. Mr. Caudle joined Unifi in 1982 and, since that time, has served in a variety of other leadership roles, including Senior Vice President in charge of manufacturing for the Company and Vice President of Manufacturing Services.

Mr. Caudle’s more than 30 years of experience with Unifi give him a comprehensive knowledge of the Company and the textile industry. He also brings important managerial and operational expertise to the Board.

Paul R. Charron

Mr. Charron has been a management consultant since 2007. He served as Chairman and Chief Executive Officer of Liz Claiborne Inc., a global fashion company, from 1996 to 2006 and was President and Chief Executive Officer in 1995 and Vice Chairman and Chief Operating Officer in 1994. Before joining Liz Claiborne Inc., Mr. Charron held executive positions with each of V.F. Corporation (between 1988 and 1994), Brown & Bigelow (between 1983 and 1987) and Cannon Mills Company (between 1981 and 1983), after beginning his business career in positions with The Procter & Gamble Company (1971 to 1978) and General Foods Corporation (1979 to 1981). Mr. Charron served as a director of Campbell Soup Company from 2003 to 2015 and as Chairman of its board of directors from 2009 to 2015. He served as Senior Advisor at Warburg Pincus, a global private equity firm, from 2008 to 2012. Mr. Charron has also been a member of Escada SE’s (Germany) Supervisory Board since 2013.

Mr. Charron brings to the Board extensive experience in a number of critical areas, including leadership, strategic management and corporate strategy. Mr. Charron also brings to the Board valuable experience with global consumer product companies.

Archibald Cox, Jr.

Mr. Cox has served as Chairman of Sextant Group, Inc., a financial advisory and private equity firm, since 1993. Mr. Cox is the former Chairman of Barclays Americas, a position he held from May 2008 to June 2011. Mr. Cox was a director of Hutchinson Technology Incorporated from May 1996 to September 2009. He was also Chairman of Magnequench, Inc., a manufacturer of magnetic material, from September 2005 to September 2006 and President and Chief Executive Officer from October 1995 to August 2005. Mr. Cox was Chairman of Neo Material Technologies Inc., a manufacturer of rare earth, zirconium and magnetic materials, from September 2005 to September 2006. Mr. Cox also serves on the boards of several private companies and as Chairman of two of these companies. Since July 2012, Mr. Cox has served on the board of trustees of St. Paul’s School, a secondary educational institution located in Concord, New Hampshire, where he currently serves as board president.

Mr. Cox brings to the Board executive decision-making skills, operating and management experience, expertise in finance, and investment and business development experience. In addition, Mr. Cox brings to the Board considerable experience with financial and strategic planning matters critical to the oversight of the Company’s financial reporting, compensation practices and business strategy implementation.

Kevin D. Hall

Mr. Hall has served as Chief Executive Officer of the Company since May 2017. Prior to joining Unifi, Mr. Hall served as Chief Executive Officer of NatPets LLC, a high-growth natural/organic premium pet company, from September 2016 to May 2017. From 2014 to 2015, Mr. Hall was President and Chief Executive Officer of Geneva Watch Group, a global fashion watch and accessories business. Between 2012 and 2014, Mr. Hall ran the

KDH Advisory Group where he served as a consultant/advisor to a number of companies, including Pact at Revelry Brands, Vogue International, Inmar, Inc. and TCS Education System. From 2006 to 2011, he served as Chief Marketing Officer at Hanesbrands Inc. and then was promoted to President of the Outerwear strategic business unit of Hanesbrands Inc., a business unit that included Champion Activewear, Just My Size and Hanes Casualwear. From 2001 to 2006, Mr. Hall was Senior Vice President of Marketing at Fidelity Investments Retirement Services Company. Prior to that, he held various brand marketing and general manager positions at The Procter & Gamble Company from 1985 to 2001.

Mr. Hall brings to the Board more than 30 years of strategic marketing and brand development experience. In addition, Mr. Hall brings to the Board his substantial leadership and managerial experience in the apparel industry.

James M. Kilts

Mr. Kilts is the founding partner of Centerview Capital, a private equity firm which was founded in 2006. Mr. Kilts served as Chairman and Chief Executive Officer of The Gillette Company from 2001, and as President from 2003, until it merged with The Procter & Gamble Company in 2005, at which time he became Vice Chairman of The Procter & Gamble Company. Prior to Gillette, Mr. Kilts served as President and Chief Executive Officer of Nabisco Group Holdings Corporation from 1998 until its acquisition by the Philip Morris Companies in 2000. Before joining Nabisco, Mr. Kilts was an Executive Vice President of the Philip Morris Companies from 1994 to 1997 and headed the Worldwide Food Group. In that role, Mr. Kilts was responsible for integrating Kraft and General Foods and for shaping the group’s domestic and international strategy. Mr. Kilts has served as a member of the board of directors of MetLife, Inc. since 2005, Pfizer Inc. since 2007 and The Simply Good Foods Company (formerly known as Conyers Park Acquisition Corp.) since 2016. Mr. Kilts was also Chairman of Nielsen Holdings N.V. until 2013, Chairman of Nielsen Company B.V. until 2014, Chairman of Big Heart Pet Brands until 2015 and a director of MeadWestvaco Corporation until 2014 and Nielsen Holdings plc until August 2017.

As Chief Executive Officer of Gillette and Nabisco and as Vice Chairman of Procter & Gamble, Mr. Kilts developed valuable business, leadership and strategic management skills, including expertise in cost management, value creation and resource allocation, which he brings to the Board. Mr. Kilts also brings to the Board valuable experience with consumer businesses.

Kenneth G. Langone

Mr. Langone has been President and Chief Executive Officer of Invemed Associates LLC, an investment banking firm, since 1974. From 2011 to 2013, he served as Chief Executive Officer, President and Chairman of Geeknet, Inc., a retailer of a wide range of products aimed at technology enthusiasts. Mr. Langone was a co-founder, and served as a director from 1978 to 2008, of The Home Depot, Inc. Mr. Langone was a director of ChoicePoint Inc. from 2002 to 2008, Geeknet, Inc. from 2010 to 2015, General Electric Company from 1999 to 2005 and YUM! Brands, Inc. from 1997 to 2012.

Mr. Langone brings to the Board extensive operating and management experience, including as Chief Executive Officer of a financial services business, financial expertise, and public company directorship and committee experience. In addition, Mr. Langone’s extensive service on the Board of Directors provides the Board with a valuable historical perspective through which it can contextualize and direct the Company’s performance and strategic planning.

James D. Mead

Mr. Mead is the founder, owner and President of James Mead & Company, a Connecticut-based executive search and management consulting firm. Since founding James Mead & Company in 1988, Mr. Mead has handled executive search and management consulting assignments for numerous major publicly held companies and for several portfolio companies of major private equity firms. Prior to that, Mr. Mead held several positions with The Procter & Gamble Company from 1970 to 1984, including serving as the head of Procter & Gamble’s worldwide sales personnel and as a multi-division manager in Europe and North America.

Mr. Mead brings to the Board extensive experience in a number of critical areas, including leadership and strategic management.

Suzanne M. Present

Ms. Present is a co-founder and has been a principal of Gladwyne Partners, LLC, a private partnership fund manager, since 1998. She has also served, since 2014, as executive director of Ken’s Krew, Inc., a non-profit organization that provides training and other support services to individuals with intellectual and developmental disabilities to assist with entering the workforce. Ms. Present currently serves on the board of directors of Anshe Chung Studios, Limited, a privately held Chinese-based developer of content for virtual worlds, and she served on the board of directors of Geeknet, Inc. until 2010.

Through her experiences at Gladwyne Partners and service on various boards of directors, Ms. Present developed extensive financial expertise important to the oversight of the Company’s audit functions and analysis of business strategies.

Corporate Governance

The Board of Directors

The Company is governed by the Board of Directors and its various committees. The Board and its committees have general oversight responsibility for the affairs of the Company. In exercising its fiduciary duties, the Board represents and acts on behalf of Unifi’s shareholders. The Board has adopted written corporate governance policies, principles and guidelines, known as the Corporate Governance Guidelines. The Board also has adopted (i) a Code of Business Conduct and Ethics (the “Code of Ethics”), which applies to the Company’s directors and executive officers, including the principal executive officer, principal financial officer and principal accounting officer, and (ii) an Ethical Business Conduct Policy Statement (the “Ethics Policy Statement”), which applies to the Company’s directors and all of the Company’s officers and employees. The Code of Ethics and the Ethics Policy Statement include guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting and other related topics.

Documents Available

All of the Company’s corporate governance materials, including the charters for the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, as well as the Corporate Governance Guidelines, the Code of Ethics and the Ethics Policy Statement, are published on the investor relations portion of the Company’s website at www.unifi.com. These materials are also available in print free of charge to any shareholder upon request by contacting the Company at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410, Attention: Investor Relations, or by telephone at (336) 294-4410. Any modifications to these corporate governance materials will be reflected, and the Company intends to post any amendments to, or waivers from, the Code of Ethics that apply to the Company’s principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions and that relate to any element of the Code of Ethics enumerated in the SEC rules, on the investor relations portion of the Company’s website at www.unifi.com. By referring to the Company’s website, www.unifi.com, or any portion thereof, including the investor relations portion of the Company’s website, the Company does not incorporate its website or its contents into this Proxy Statement.

Director Independence

The Board believes that a majority of its members are independent under both the applicable New York Stock Exchange rules (the “NYSE rules”) and the applicable SEC rules. The NYSE rules provide that a director does not qualify as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The NYSE rules recommend that a board of directors consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with a company. The Board has adopted Director Independence Standards, which incorporate the independence standards of the NYSE rules, to assist the Board in determining whether a director has a material relationship with Unifi. The Director Independence Standards are available on the investor relations portion of the Company’s website, www.unifi.com, as an appendix to the Corporate Governance Guidelines.

In July 2017, the Board of Directors, with the assistance of the Corporate Governance and Nominating Committee, conducted an evaluation of director independence based on the Director Independence Standards, the NYSE rules and the SEC rules. The Board considered all relationships and transactions between each director (and his or her immediate family and affiliates) and each of Unifi, its management and its independent registered public accounting firm, as well as the transactions described below under “—Related Person Transactions.” As a result of this evaluation, the Board determined those relationships that do exist or did exist within the last three fiscal years (except for Messrs. Hall’s and Caudle’s relationships as employees of Unifi) all fall below the thresholds in the Director Independence Standards. Consequently, the Board of Directors determined that each of Messrs. Bishop, Charron, Cox, Kilts, Langone and Mead and Ms. Present is an independent director under the

Director Independence Standards, the NYSE rules and the SEC rules. The Board also determined that each member of the Audit, Compensation and Corporate Governance and Nominating Committees (see membership information below under “—Board Committees”) is independent, including that each member of the Audit Committee is “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide the Board with flexibility to select the appropriate leadership structure at a particular time based on the specific needs of the Company’s business and what is in the best interests of the Company and its shareholders. The Company’s Corporate Governance Guidelines provide that the Board has no established policy on whether the positions of Chairman of the Board and Chief Executive Officer should be held by the same or different persons.

The Company currently has separated the roles of Chairman of the Board and Chief Executive Officer. James D. Mead serves as the Non-Executive Chairman of the Board and Kevin D. Hall serves as the Company’s Chief Executive Officer. The Company previously combined the roles of Chairman of the Board and Chief Executive Officer and, in the future, the Board may determine in certain circumstances that it is in the best interests of the Company and its shareholders for the same person to hold the positions of Chairman of the Board and Chief Executive Officer. Mr. Hall, as the Company’s Chief Executive Officer, is responsible for setting the strategic direction for the Company and providing the day-to-day leadership of the Company, while Mr. Mead, as the Non-Executive Chairman of the Board, provides guidance to Mr. Hall and sets the agenda for Board meetings and presides over meetings of the Board.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. Committee members and committee chairs are appointed by the Board of Directors. The members of these committees are identified in the following table:

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Robert J. Bishop	Member
Thomas H. Caudle, Jr.
Paul R. Charron			Chair
Archibald Cox, Jr.	Member	Chair
Kevin D. Hall
James M. Kilts		Member	Member
Kenneth G. Langone		Member
James D. Mead
Suzanne M. Present	Chair		Member

Mr. Mead, as the Non-Executive Chairman of the Board, attends committee meetings in an ex officio capacity but is not a member of the committees.

Each committee of the Board of Directors functions pursuant to a written charter adopted by the Board. The following table provides information about the operation and key functions of these committees:

Committee	Key Functions and Additional Information	Number of Meetings in Fiscal 2017
Audit Committee

•        Assists the Board in its oversight of (i) the Company’s accounting and financial reporting processes, (ii) the integrity of the Company’s financial statements, (iii) the Company’s compliance with legal and regulatory requirements, (iv) the qualifications and independence of the Company’s independent registered public accounting firm and (v) the performance of the Company’s internal audit function and the Company’s independent registered public accounting firm.

•        Appoints, compensates, retains and oversees the Company’s independent registered public accounting firm.

•        Reviews and discusses with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements.

•        Reviews and discusses with management the quarterly earnings releases.

•        Reviews and pre-approves all audit and non-audit services proposed to be performed by the Company’s independent registered public accounting firm.

•        Reviews and, if appropriate, approves or ratifies related person transactions.

•        Discusses with management, the Company’s independent registered public accounting firm and Company personnel responsible for the Company’s internal audit function the quality and adequacy of the Company’s internal controls.

•        Assists the Board in its oversight of enterprise risk management.

•        The Board of Directors has determined that Ms. Present is an “audit committee financial expert” within the meaning of the SEC rules and each of Ms. Present and Messrs. Bishop and Cox is “financially literate” and has accounting or related financial management expertise, in each case as determined by the Board, in its business judgment.

9
Compensation Committee

•        Oversees the administration of the Company’s compensation plans.

•        Reviews and approves the compensation of the executive officers and oversees decisions concerning compensation of other officers.

•        Reviews and makes recommendations to the independent directors on the Board with respect to any employment agreements, consulting arrangements, severance or retirement arrangements or change in control agreements and provisions covering any current or former executive officer of the Company.

•        Conducts annual performance evaluation of management.

•        Oversees regulatory compliance regarding compensation matters.

6
Corporate Governance and Nominating Committee

•        Identifies, evaluates and recommends director candidates to the Board.

•        Determines the criteria for membership on the Board and its committees and recommends such criteria to the Board for approval.

•        Makes recommendations to the Board concerning committee appointments and Board and committee leadership.

•        Makes recommendations to the Board with respect to determinations of director independence.

•        Reviews and recommends to the Board the form and amount of director compensation.

•        Oversees annual performance evaluation of the Board, the committees of the Board, leadership of the Board (including the Chairman of the Board) and individual directors.

•        Oversees director education and new director onboarding.

•        Considers and recommends to the Board other actions relating to corporate governance.

3

The Board may also establish other committees from time to time as it deems necessary.

Director Meeting Attendance

The Board of Directors held seven meetings during fiscal 2017. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served during fiscal 2017. It is the Board’s policy that the directors should attend the Company’s annual meeting of shareholders absent extenuating circumstances. Six of the Company’s eight directors in office at the time attended the 2016 Annual Meeting of Shareholders.

Pursuant to the Company’s Corporate Governance Guidelines, the independent directors meet in regularly scheduled executive sessions without management. Mr. Mead, as the Non-Executive Chairman of the Board, presides over these executive sessions.

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for identifying and evaluating individuals qualified to become members of the Board and for recommending to the Board the individuals for nomination as members. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Corporate Governance and Nominating Committee considers the following criteria, in addition to other factors it may determine appropriate: (i) the candidate’s roles and contributions valuable to the business community; (ii) the candidate’s diversity, integrity, accountability, informed judgment, financial literacy, passion, creativity and vision; (iii) the candidate’s knowledge about the Company’s business or industry; (iv) the candidate’s independence; (v) the candidate’s willingness and ability to devote adequate time and effort to Board responsibilities in the context of the existing composition and needs of the Board and its committees; and (vi) the NYSE rules.

Neither the Corporate Governance and Nominating Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees. However, the Board believes that men and women of different ages, races, and ethnic and cultural backgrounds can contribute different and useful perspectives, and can work effectively together to further the Company’s objectives, and, as noted above, a candidate’s diversity is one of the criteria that the Corporate Governance and Nominating Committee considers in evaluating potential director nominees.

The Corporate Governance and Nominating Committee may, at its discretion, hire third parties to assist in the identification and evaluation of director nominees.

Shareholder Recommendations of Director Candidates

Recommendations by shareholders for director candidates to be considered for the 2018 Annual Meeting of Shareholders must be in writing and received by the Company’s Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410 no earlier than June 27, 2018 and no later than July 27, 2018. However, if the date of the 2018 Annual Meeting of Shareholders is more than 30 days before or more than 90 days after October 25, 2018, then the written notice must be received by the Company’s Secretary no earlier than 120 days prior to the date of the 2018 Annual Meeting of Shareholders and no later than the close of business on the later of (i) 90 days prior to the date of such annual meeting or (ii) 10 days following the day on which the Company first announced publicly (or mailed notice to the shareholders of) the date of such meeting.

The notice must contain certain information about both the nominee and the shareholder submitting the nomination as set forth in the Company’s Amended and Restated By-laws. With respect to the nominee, the notice must contain, among other things, (i) the nominee’s name, age, business and residential addresses; (ii) the nominee’s background and qualification; (iii) the number of shares or other securities of the Company owned of record or beneficially by the nominee; (iv) any derivative positions held of record or beneficially by the nominee as well as any hedging or other transactions entered into by or on behalf of, or other similar agreements, arrangements or understandings of, the nominee; (v) a written statement executed by the nominee (A) acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under New York law with respect to the Company and its shareholders, (B) disclosing whether the nominee is a party to an agreement, arrangement or understanding with, or has given any commitment or assurance to, any person or entity as to how the nominee, if elected as a director of the Company, will act or vote on any issue or question, (C) disclosing whether the nominee is a party to an agreement, arrangement or understanding with any person or entity other than the Company with respect to any compensation, reimbursement or indemnification in connection with the nominee’s service or action as a director of the Company, (D) agreeing to update continually the accuracy of the information required by the immediately preceding clauses (B) and (C) for as long as the nominee is a nominee or a director of the Company and (E) agreeing, if elected as a director of the Company, to comply with all corporate governance codes, policies and guidelines of the Company applicable to directors; and (vi) any other information regarding the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with a contested solicitation of proxies for the election of directors or that the Company may reasonably require to determine the eligibility of the nominee to serve as a director of the Company. With respect to the shareholder submitting the nomination, the notice must contain: (1) the name and address, as they appear on the Company’s books, of such shareholder and any Shareholder Associated Person (as defined in the Company’s Amended and Restated By-laws); (2) the number of shares or other securities of the Company owned of record or beneficially by such shareholder or any Shareholder Associated Person; (3) any derivative positions held of record or beneficially by such shareholder or any Shareholder Associated Person as well as any hedging or other transactions entered into by or on behalf of, or other similar agreements, arrangements or understandings of, such shareholder or any Shareholder Associated Person; (4) any other information regarding such shareholder or any Shareholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with a contested solicitation of proxies for the election of directors; and (5) a representation whether either such shareholder or any Shareholder Associated Person intends to, or is part of a group which intends to, deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies from shareholders in support of such nomination.

A shareholder who is interested in recommending a director candidate should request a copy of the Company’s Amended and Restated By-laws by writing to the Company’s Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410. Recommended candidates will be subject to a background check by a qualified firm of the Company’s choosing. Appropriate submission of a recommendation by a shareholder does not guarantee the selection of the shareholder’s candidate or the inclusion of the candidate in the Company’s proxy materials; however, the Corporate Governance and Nominating Committee will consider any such candidate in accordance with the director nomination process described above.

Annual Evaluation of Directors and Board Committee Members

The Board of Directors evaluates the performance of each director, each committee of the Board, the Non-Executive Chairman and the Board of Directors as a whole on an annual basis. In connection with this annual self-evaluation, each director records his or her views on the performance of each director standing for reelection, each committee and the Board of Directors. The entire Board of Directors reviews the results of these reports and determines what, if any, actions should be taken in the upcoming year to improve its effectiveness and the effectiveness of each director and committee.

No Hedging, Pledging or Short Selling

Unifi maintains policies that apply to all directors, officers and employees that prohibit hedging, pledging or short selling (profiting if the market price of the securities decreases) of Unifi securities.

Related Person Transactions

Pursuant to the Company’s Related Persons Transactions Policy, which is available on the investor relations portion of the Company’s website at www.unifi.com, the Company reviews relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest in the relationships or transactions. The Company’s executive management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in any such transaction. As required under the SEC rules, transactions that are determined to be directly or indirectly material to a related person are disclosed in this Proxy Statement. In addition, the Audit Committee reviews and, if appropriate, approves or ratifies any related person transaction that is required to be disclosed under the SEC rules. As set forth in the Audit Committee’s charter, which is available on the investor relations portion of the Company’s website at www.unifi.com, in the course of its review and, if appropriate, approval or ratification of a disclosable related person transaction, the Audit Committee considers the relevant facts and circumstances, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence.

Transactions with Salem Holding Company

In fiscal 2017, the Company paid Salem Leasing Corporation, a wholly owned subsidiary of Salem Holding Company, approximately $3.914 million in connection with leases of tractors and trailers and for related services. In addition, the Company earned income from Salem Global Logistics, Inc., a wholly owned subsidiary of Salem Holding Company, of approximately $128,000 in connection with providing for-hire freight services for Salem Global Logistics, Inc. Mr. Langone, a director of the Company, owns a non-controlling 33% equity interest in, and is a director and the Non-Executive Chairman of, Salem Holding Company. Mr. Langone is not an employee of Salem Holding Company or any of its subsidiaries and is not involved in the day-to-day operations of any such company. The terms of the Company’s leases with Salem Leasing Corporation are, in the Company’s opinion, no less favorable than the terms the Company would have been able to negotiate with an independent third party. The terms of payment to the Company by Salem Global Logistics, Inc. for the freight services were, in the Company’s opinion, no less favorable than the terms the Company would have been able to negotiate with an independent third party. The foregoing were approved under Unifi’s Related Persons Transactions Policy.

The Board’s Role in Risk Oversight

The Board of Directors oversees the Company’s risk profile and management’s processes for assessing and managing risk, both as a whole Board and through its committees. The full Board reviews strategic risks and opportunities facing the Company. Among other areas, the Board is involved in overseeing risks related to the Company’s overall strategy, business results, capital structure, capital allocation and budgeting and executive officer succession. Certain other important categories of risk are assigned to designated Board committees (which are compromised solely of independent directors) that report back to the full Board. In general, the committees oversee the following risks:

●

Audit Committee oversees risks related to internal financial and accounting controls, legal, regulatory and compliance risks, work performed by the Company’s independent registered public accounting firm and the Company’s internal audit function, related person transactions, and the overall risk management governance structure and risk management function;

●

Compensation Committee oversees the Company’s compensation programs and practices. For a detailed discussion of the Company’s efforts to manage compensation related risks, see “Compensation Discussion and Analysis—Risk Analysis of Compensation Programs and Practices” beginning on page 32; and

●	Corporate Governance and Nominating Committee oversees issues that may create governance risks, such as Board composition and structure, director selection and director succession planning.

The Board leadership structure supports the Company’s governance approach to risk oversight as the Chief Executive Officer is involved directly in risk management as a member of the Company’s management team, while the Chairman of the Board and the committee chairpersons, in their respective areas, maintain oversight roles as independent members of the Board.

Compensation Committee Advisors

The Compensation Committee has sole authority under its charter to retain compensation consultants and other advisors and to approve such consultants’ and advisors’ fees and retention terms. The Compensation Committee has retained Korn Ferry Hay Group to serve as its independent advisor and to provide it with advice and support on executive compensation issues.

The Compensation Committee has reviewed and confirmed the independence of Korn Ferry Hay Group as the Compensation Committee’s compensation consultant. Neither Korn Ferry Hay Group nor any of its affiliates provides any services to Unifi except for services provided to the Compensation Committee. In addition to Korn Ferry Hay Group, the Compensation Committee has reviewed the independence of each other outside advisor in advance of receiving advice from such person.

Communications with the Board of Directors

Shareholders and other interested parties can communicate directly with any of the Company’s directors, including its non-management directors or the Non-Executive Chairman of the Board, by sending a written communication to a director at Unifi, Inc. c/o Secretary, 7201 West Friendly Avenue, Greensboro, North Carolina 27410. In addition, any party who has concerns about accounting, internal controls or auditing matters may contact the Audit Committee directly by sending a written communication to the Chair of the Audit Committee at the above address or by calling toll-free 1-800-514-5265. Such communications may be confidential or anonymous. All such communications are promptly reviewed before being forwarded to the addressee. Any concerns relating to accounting, internal controls, auditing matters or officer conduct are sent immediately to the Chair of the Audit Committee. Unifi generally will not forward to directors a shareholder communication that it determines to be primarily commercial in nature, relates to an improper or irrelevant topic or requests general information about the Company.

Director Compensation

Pursuant to the Company’s Director Compensation Policy, each director who is considered “independent” within the meaning of the Director Independence Standards adopted by the Board of Directors, which incorporate the independence standards of the NYSE rules, receives compensation for his or her service on the Board, while each non-independent director receives no compensation for his or her service as a director. In fiscal 2017, the Company’s non-independent directors were Messrs. Thomas H. Caudle, Jr., Kevin D. Hall and William L. Jasper. Mr. Jasper, who served as Chairman and Chief Executive Officer of the Company until April 2016, did not stand for reelection at the 2016 Annual Meeting of Shareholders. The following table sets forth the compensation paid to each independent director who served on the Board in fiscal 2017:

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
William J. Armfield, IV(2)	—	—	—
Robert J. Bishop	—	125,000	125,000
Paul R. Charron	—	135,000	135,000
Archibald Cox, Jr.	10,000	125,000	135,000
James M. Kilts	—	125,000	125,000
Kenneth G. Langone	—	125,000	125,000
James D. Mead	45,000	125,000	170,000
Suzanne M. Present	—	140,000	140,000

(1)	Represents the full grant date fair value of restricted stock unit awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). Generally, the full grant date fair value is the amount that the Company would expense in the consolidated financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see Note 16 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 25, 2017. These amounts reflect the accounting expense and do not correspond to the actual value that will be recognized by the directors.

The table below shows the number of unexercised options to purchase shares of Common Stock held by each independent director as of June 25, 2017; no independent director held any unvested restricted stock units. Mr. Langone exercised all of his options on August 30, 2017.

Name	Shares Underlying Unexercised Stock Options (#)
Robert J. Bishop	—
Paul R. Charron	—
Archibald Cox, Jr.	6,666
James M. Kilts	—
Kenneth G. Langone	6,666
James D. Mead	—
Suzanne M. Present	—

(2)	Mr. Armfield passed away on July 11, 2016.

The Corporate Governance and Nominating Committee reviews the form and amount of director compensation and makes recommendations to the Board for its consideration and approval. The Corporate Governance and

Nominating Committee and the Board of Directors approved the Company’s Director Compensation Policy on October 26, 2016. The compensation for Unifi’s independent directors is as follows:

●	$45,000 annual retainer for the Chairman, payable (at the director’s election) in cash or restricted stock units;

●	$15,000 annual retainer for the Chair of the Audit Committee, payable (at the director’s election) in cash or restricted stock units;

●	$10,000 annual retainer for the Chairs of the Compensation Committee and the Corporate Governance and Nominating Committee, payable (at such director’s election) in cash or restricted stock units;

●	an annual equity grant of $125,000 in the form of restricted stock units on the day of election to the Board at the annual meeting of shareholders, which units vest in full upon grant; and

●	reimbursement of reasonable expenses incurred for attending Board and committee meetings.

Any independent director who is initially appointed or elected to the Board of Directors other than at the annual meeting of shareholders will receive an equity grant in the form of restricted stock units one day following such appointment or election, where the amount of units to be granted would be calculated on a pro rata basis based upon the period between the date of such appointment or election and the anticipated date of the next annual meeting of shareholders.

Executive Officers

Set forth below are the names, ages and professional backgrounds of the Company’s executive officers, including all positions and offices with the Company held by each such person and each such person’s principal occupations or employment during at least the past five years. Each executive officer of the Company is elected by the Board of Directors and holds office from the date of election until thereafter removed by the Board.

Kevin D. Hall. Mr. Hall, age 58, has served as Chief Executive Officer of the Company since May 2017. Prior to joining Unifi, Mr. Hall served as Chief Executive Officer of NatPets LLC, a high-growth natural/organic premium pet company, from September 2016 to May 2017. From 2014 to 2015, Mr. Hall was President and Chief Executive Officer of Geneva Watch Group, a global fashion watch and accessories business. Between 2012 and 2014, Mr. Hall ran the KDH Advisory Group where he served as a consultant/advisor to a number of companies, including Pact at Revelry Brands, Vogue International, Inmar, Inc. and TCS Education System. From 2006 to 2011, he served as Chief Marketing Officer at Hanesbrands Inc. and then was promoted to President of the Outerwear strategic business unit of Hanesbrands Inc., a business unit that included Champion Activewear, Just My Size and Hanes Casualwear. Additional information about Mr. Hall can be found above under “Proposal 1: Election of Directors—Nominees for Director.”

Thomas H. Caudle, Jr. Mr. Caudle, age 65, has served as President & Chief Operating Officer of Unifi since August 2017. Previously, he was President of the Company from April 2016 to August 2017, Vice President of Manufacturing of the Company from October 2006 to April 2016 and Vice President of Global Operations of the Company from April 2003 to October 2006. Additional information about Mr. Caudle can be found above under “Proposal 1: Election of Directors—Nominees for Director.”

Jeffrey C. Ackerman. Mr. Ackerman, age 54, has served as Executive Vice President & Chief Financial Officer of Unifi since September 5, 2017. Previously, Mr. Ackerman served as Executive Vice President & Chief Financial Officer of The Fresh Market, Inc., a specialty grocery retailer focused on creating an extraordinary food shopping experience for its customers, from June 2013 to September 2016. Prior to that, he served as Executive Vice President & Chief Financial Officer of Sealy Corporation, one of the largest bedding manufacturers in the world, from 2006 to 2013. From 1997 to 2006, Mr. Ackerman held various finance positions, including Vice President, Finance, with Dade Behring Inc., a medical diagnostics company. From 1989 to 1997, he held a variety of finance roles at the Frito-Lay branded snack foods division of PepsiCo, Inc.

Richard E. Gerstein. Mr. Gerstein, age 52, has served as Executive Vice President, Global Branded Premium Value-Added Products and Chief Marketing Officer of the Company since August 2017. Before joining Unifi, Mr. Gerstein served from January 2015 to August 2017 as founder and a partner of two consulting firms, TNG Consulting and The Brand CHarGe, in San Francisco, California. With TNG Consulting, Mr. Gerstein worked with early-stage technology and consumer products companies on strategy, marketing and investment. With The Brand CHarGe, Mr. Gerstein assisted private equity firms with new business and proprietary customer assessments used in due diligence and growth plans. From May 2014 to May 2015, Mr. Gerstein served as Chief Customer Officer for Motista, LLC where he developed new client relationships and new products. Previously, Mr. Gerstein co-founded and served as Chief Executive Officer of ZigMail.com (from 2011 to 2014) and served in various executive roles with HP Inc. (formerly known as Hewlett-Packard Company) (from 2010 to 2011), Sears Holdings Corporation (from 2007 to 2010), Alberto-Culver Company (from 2005 to 2007) and The Procter & Gamble Company (from 1987 to 2005).

John D. Vegas. Mr. Vegas, age 46, has served as Executive Vice President, Global Chief Human Resources Officer of the Company since August 2017. Before joining Unifi, Mr. Vegas served, from August 2015 to August 2017, as Vice President, Human Resources and Chief Human Resources Officer of G&K Services, Inc., a service-focused provider of branded uniform and facility services programs, which was acquired by Cintas Corporation in March 2017. From 2003 to 2015, Mr. Vegas was with Ecolab Inc., the global leader in water, hygiene and energy technologies and services that protect people and vital resources, where he held several management positions, including Vice President and General Manager, Institutional Latin America; Regional Vice President of Sales; Vice President of Human Resources—Institutional Sector; and Director of

HR—Industrial Sector. Prior to that, Mr. Vegas worked for Food Lion, LLC, from 2001 to 2003, as Director of Organizational Development and for Hannaford Bros. Co., from 1993 to 2001, in a variety of management roles.

Mark A. McNeill. Mr. McNeill, age 42, has served as Executive Vice President, Global Innovation & Asia Business Unit of Unifi since August 2017. Prior to that, Mr. McNeill had served as Vice President of Technology and Business Development of the Company since June 2015. Previously, Mr. McNeill served as Corporate Product Development Manager in charge of product development and marketing for Unifi from July 2013 to June 2015 and Technical Service and Product Development Manager from February 2011 to July 2013. Mr. McNeill has been employed with the Company since 1997.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program, including:

●	the process the Compensation Committee used to determine compensation and benefits for the following named executive officers (“NEOs”) for fiscal 2017:

Kevin D. Hall	Chief Executive Officer
Thomas H. Caudle, Jr.	President & Chief Operating Officer
Sean D. Goodman	Vice President & Chief Financial Officer (until his resignation on June 25, 2017)

●	the material elements of the Company’s executive compensation program; and

●	the key principles and objectives, including the Company’s focus on pay for performance, that guide the Company’s executive compensation program.

Executive Summary

Executive Team Additions and Promotions

The senior leadership team transition that began during fiscal 2016 with the appointment of Thomas H. Caudle, Jr. as President of the Company in April 2016 gathered momentum during fiscal 2017.

In May 2017, the Board of Directors announced the appointment of Kevin D. Hall as Chief Executive Officer of the Company. Mr. Hall brings to the Company extensive executive leadership and marketing experience in a number of industries. Mr. Hall will lead the Company’s growth efforts by emphasizing premium value-added (“PVA”) product sales, building Company brand awareness through marketing and strategic partnerships with leading brands and retailers and driving product innovation and continuous operational improvements.

In August 2017, the Company announced (i) the appointment of Mr. Caudle, the Company’s President, as President & Chief Operating Officer, (ii) the appointment of Richard E. Gerstein as Executive Vice President, Global Branded Premium Value-Added Products and Chief Marketing Officer, (iii) the appointment of John D. Vegas as Executive Vice President, Global Chief Human Resources Officer and (iv) the promotion of Mark A. McNeill to Executive Vice President, Global Innovation & Asia Business Unit.

On September 5, 2017, the Company announced the appointment of Jeffrey C. Ackerman as Executive Vice President & Chief Financial Officer to succeed Mr. Goodman who resigned from the Company at the end of fiscal 2017.

The appointments and promotion provide a talented and deeply experienced team for execution of the Company’s long-term growth plan.

Company Performance Highlights

The Company’s solid performance in fiscal 2017 was primarily the result of its international operations, with continued growth in global sales of the Company’s PVA products (including REPREVE®), and further growth and diversification in the Company’s recycling operations. For purposes of executive officer performance evaluation, the Company achieved Adjusted EBITDA1 (as hereinafter defined) results of $68.7 million, slightly above fiscal 2016 Adjusted EBITDA of $68.6 million but below the target level of $69.336 million set for fiscal 2017 under the Company’s annual cash bonus incentive program. PVA product sales reached 40% of the consolidated portfolio for fiscal 2017 and the Company’s net debt decreased from $106.4 million to $94.0

[1]	Adjusted EBITDA is a non-GAAP financial performance measure. A reconciliation of net income attributable to Unifi, Inc., which is the most directly comparable GAAP measure, to Adjusted EBITDA is presented in Appendix A to this Proxy Statement.

million at the end of fiscal 2017. The Company’s earnings from its core operations in fiscal 2017 was in-line with the prior fiscal year but consolidated net income decreased to $32.9 million from $34.4 million in fiscal 2016 as the result of a loss associated with the divestiture of a non-core business and a decline in earnings attributable to the Company’s investment in Parkdale America, LLC.

Executive Compensation Highlights

As described in greater detail below, the Company believes its executive compensation program should attract top executive talent, pay for performance and link executive retention to long-term shareholder value. Accordingly, the Company took the following actions during fiscal 2017 with respect to compensation of its NEOs:

●	Increased the base salaries for Messrs. Caudle and Goodman to more closely align with the market and their positions with the Company.

●	Awarded cash bonus payments to Messrs. Caudle and Goodman based on the Company’s Adjusted EBITDA performance for fiscal 2017.

●

Granted long-term incentives to Messrs. Caudle and Goodman in the form of three-year installment vesting stock options to promote executive retention and further align executive pay with long-term shareholder value.

●

Granted service-vested restricted stock units to Mr. Caudle to incentivize his continued service to the Company during the build-out of the new senior leadership team and the execution of the Company’s strategic growth plan.

●

Appointed Mr. Hall as Chief Executive Officer and, after consultation with the Compensation Committee’s compensation consultant, entered into an employment agreement that provides Mr. Hall compensation and benefits in-line with the market and his position with the Company.

Compensation Philosophy, Principles and Policies

The Company’s executive compensation philosophy is to:

Attract Top Executive Talent	Follow a Pay-for-Performance Compensation Model	Link Executive Retention to Long-Term Shareholder Value
The Company’s executive compensation program should attract high-quality executives who possess the skills and talent necessary to support and achieve the Company’s strategic objectives.	Executives should be rewarded for their achievement of near-term and long-term operating performance goals established by the Board.

The Company seeks to promote its executives’ loyalty and retention by utilizing a stock ownership policy and other arrangements that further link executive compensation to sustained shareholder value and consistent Company performance.

Therefore, the focus of the Company’s executive compensation program and the Compensation Committee is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time enabling the Company to attract, retain, reward and motivate high caliber employees. The Compensation Committee monitors the results of its executive compensation policy to ensure that compensation payable to executive officers creates proper incentives to enhance shareholder value, rewards superior performance, is justified by returns available to shareholders and discourages employees from taking unnecessary or excessive risks that could ultimately threaten the value of the Company.

In establishing compensation for the NEOs, the following principles and policies guide the Company’s executive compensation decisions:

●	all components of executive compensation should be set so that the Company can continue to attract, retain, reward and motivate talented and experienced executives;

●	ensure alignment of executive compensation with the Company’s corporate strategies and business objectives and the long-term interests of shareholders;

●	increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in those areas; and

●

enhance the NEOs’ incentive to increase the Company’s long-term value, as well as promote retention of key personnel, by providing a portion of total compensation opportunities in the form of direct ownership in the Company through stock ownership.

The Compensation Committee reviews and approves all components of the NEOs’ compensation. The Compensation Committee also monitors the compensation levels in general for all other senior level employees of the Company. In addition, the Compensation Committee has the discretion to hire compensation and benefits consultants to assist in developing and reviewing overall executive compensation strategies.

What the Company Does	What the Company Doesn’t Do

•        The Company’s pay-for-performance philosophy means the majority of executive officer compensation is at-risk and tied to the creation of shareholder value.

•        The Company’s stock ownership guidelines align the interests of the Company’s executives with those of its shareholders.

•        The Company uses an objective financial performance metric in the annual incentive plan closely tied to the Company’s business strategy.

•        The Company has a robust clawback policy for annual and long-term incentive awards.

•        The Company has engaged an independent compensation consultant.

•        The Company doesn’t discount, reload or reprice stock option awards.

•        The Company doesn’t pay gross-ups for golden parachute excise taxes.

•        The Company doesn’t permit hedging, pledging or short selling (profiting if the market price of the securities decreases) of Unifi securities.

•        The Company doesn’t design compensation plans that encourage unnecessary or unreasonable risk-taking.

•        The Company doesn’t provide excessive perquisites.

Overview of Compensation Components

The Compensation Committee views executive compensation in four component parts:

A brief description of each of these components is provided below, together with a summary of its objectives:

Compensation Element	Description	Objectives
Base Salary	• Fixed compensation that is reviewed annually based on performance.	• Provide a base level of compensation that fairly accounts for the job and scope of the role being performed. • Attract, retain, reward and motivate qualified and experienced executives.
Annual Incentives	• “At-risk” variable compensation earned based on performance measured against pre-established annual goals.	• Provide incentives for achieving annual operating goals that ultimately contribute to long-term value for shareholders.
Long-Term Incentives

•        “At-risk” variable compensation in the form of equity awards whose value fluctuates according to shareholder value and that vest based on continued service.

•        Supplemental retirement contributions based on executives’ respective base salaries earned over time based on continued service.

• Align the economic interests of the executives with the shareholders by rewarding executives for stock price improvement. • Promote retention (through time-based and performance vesting schedules).
Other Personal Benefits	• Broad-based benefits provided to all the Company’s employees (e.g., health and group term life insurance), a retirement savings plan and certain perquisites.	• Provide a competitive total compensation package to attract and retain key executives.

Compensation Mix

Consistent with the philosophy, principles and policies of the executive compensation program, the program places approximately 60% of total executive compensation “at risk” based on the performance of the Company and the executive through an annual cash bonus incentive program and equity-based long-term incentive awards. The Company uses the Unifi, Inc. 2013 Incentive Compensation Plan (the “2013 Incentive Compensation Plan”) in order to provide those awards. The Company believes the substantial weighting of performance-based compensation encourages its executives to achieve near-term and long-term operating performance goals designed to create or enhance shareholder value.

Control by the Compensation Committee

The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of each NEO, evaluates each NEO’s performance in light of these goals and objectives (with input from the principal executive officer for NEOs other than the principal executive officer), and sets each NEO’s compensation level based on this evaluation and consultation. The Compensation Committee also advises senior management with respect to the range of compensation to be paid to other employees of the Company, administers and makes recommendations to the Board concerning benefit plans for the Company’s directors, officers and employees and recommends benefit programs and future objectives and goals for the Company.

As in the past, the Compensation Committee continued to consider a wide range of factors in making its fiscal 2017 compensation decisions for the Company’s NEOs, including the historical practices of the Company; the individual NEO’s leadership and role in advancement of the Company’s long-term strategy, plans and objectives; the individual NEO’s performance and contribution to the Company’s success; budget guidelines established by the Board; and assessment of the Company’s financial condition. Additionally, the Compensation Committee considered the Company’s operating and Adjusted EBITDA results, along with the current economic climate. Based on this information and these factors, the Compensation Committee set executive compensation for fiscal 2017.

During fiscal 2017, the Compensation Committee engaged Korn Ferry Hay Group as an independent advisor to assist the Compensation Committee with developing market-based compensation and benefit levels for newly recruited members of the Company’s senior leadership team, evaluating an appropriate retention award for Mr. Caudle and reviewing the Company’s long-term incentive award strategy. The Compensation Committee does not believe it is appropriate to tie executive compensation directly to the compensation awarded by other companies or to a particular survey or group of surveys. Instead, the Compensation Committee consults with Korn Ferry Hay Group to gain a general understanding of compensation practices and trends of similarly situated companies. The Compensation Committee members use that knowledge as a tool in considering the overall compensation of the Company’s executives. No specific compensation decision for any individual was based on or justified by any market comparison reports or information.

Detailed Review of Compensation Components

Base Salaries

The Compensation Committee believes in maintaining a close relationship between the Company’s performance and the base salary component of the compensation for each NEO. As in prior fiscal years, no formula-based salary increases were provided to the NEOs during fiscal 2017. The factors considered by the Compensation Committee in setting the NEOs’ base salaries for fiscal 2017 included:

●	the executive’s leadership and advancement of the Company’s long-term strategy, plans and objectives;

●	the executive’s individual performance and contribution to the Company’s success and budget guidelines; and

●	an assessment of the Company’s financial condition.

In addition to reviewing the above factors, the Compensation Committee also believes that strong and effective communication with management helps the Company adhere to its compensation philosophy, principles and policies. Therefore, the Compensation Committee consults with the principal executive officer and reviews his recommendations regarding the compensation of all NEOs (other than the principal executive officer) before making its final compensation decisions. Periodically, the principal executive officer meets with the other NEOs regarding their performance. The Compensation Committee reviews the overall performance of each NEO annually, and then approves the actual base salary for each NEO.

Upon completing this process, based on the Company’s performance in fiscal 2016 as well as other factors, including each NEO’s individual performance, and in the case of Mr. Caudle, his promotion to President in April 2016, the Compensation Committee approved the base salaries set forth in the table below for each of the NEOs.

NEO	Fiscal 2017 Base Salary ($)	Fiscal 2016 Base Salary ($)	Percentage Change
Kevin D. Hall(1)	775,000	N/A	N/A
Thomas H. Caudle, Jr.(2)	770,000	475,000	62.1%
Sean D. Goodman(3)	475,000	450,000	5.5%

(1)	Mr. Hall’s base salary of $775,000 was set when he joined the Company as Chief Executive Officer on May 19, 2017.

(2)	Mr. Caudle’s base salary increase was effective retroactively to April 28, 2016.

(3)	Mr. Goodman’s base salary increase was effective retroactively to May 1, 2016.

Annual Incentive Compensation

To encourage executives to achieve near-term operating performance goals, the Company has established an annual incentive compensation program in the form of a cash bonus. All NEOs employed as of the beginning of the fiscal year or who are employed by January 1 of the fiscal year are eligible to earn annual bonuses based on the Company’s fiscal year performance.

For fiscal 2017, the Compensation Committee established a performance target of $69.336 million of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), adjusted to exclude certain items, such as equity in earnings of Parkdale America, LLC, loss on sale of business and other operating or non-operating income or expense items necessary to understand and compare the underlying results of the Company (“Adjusted EBITDA”). The target Adjusted EBITDA level was based on the Board-approved business plan for fiscal 2017 and was in-line with the fiscal 2016 Adjusted EBITDA target of $68.0 million.

The Compensation Committee uses Adjusted EBITDA as a measure for annual incentive compensation purposes because the Compensation Committee believes Adjusted EBITDA provides a clear indicator of cash generation, which is a key performance indicator used by the Board and management to assess the Company’s operating results generally. The Compensation Committee also believes that a Company-wide performance metric, such as Adjusted EBITDA, is appropriate for each NEO because each NEO plays a vital role in the overall success of the Company. Therefore, the Compensation Committee believes that the annual variable compensation received by the NEOs should reflect the Company’s near-term operating performance.

The annual incentive bonus awarded to NEOs may be decreased by the Compensation Committee as a result of the individual’s performance and/or contribution to the Company’s achievement of its financial objectives. The Compensation Committee did not use discretion in fiscal 2017 to decrease the annual incentive compensation earned based on overall Company performance. Each NEO’s performance, including the principal executive officer’s, is evaluated against specific financial goals prior to payment of bonuses, and the final bonus payment may be adjusted relative to the achievement of those goals. The performance criteria in the annual incentive bonus program may be adjusted by either the Compensation Committee or the Board to account for unusual events, such as extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions, if, and to the extent, either the Compensation Committee or the Board considers the effect of such events indicative of the Company’s performance. Additionally, the Compensation Committee or the Board has the discretion to award additional bonus compensation even if a NEO would not be entitled to any bonus based on the targets previously determined. The Compensation Committee did not use discretion in fiscal 2017 to award any additional bonus compensation.

For fiscal 2017, the Compensation Committee set the threshold, target and maximum performance levels and corresponding potential annual incentive payments to the eligible NEOs, based on percentages of base salary, as set forth in the table below. A NEO would receive a maximum bonus equal to a percentage of his base salary if the Company achieved, for plan purposes, 120% of the Adjusted EBITDA target; a target bonus equal to a percentage of his base salary if the Company achieved, for plan purposes, 100% of the Adjusted EBITDA target; or a threshold bonus equal to a percentage of his base salary if the Company achieved, for plan purposes, 80% of the Adjusted EBITDA target. The Compensation Committee set the percentage of base salary for each NEO at its

September 2016 meeting. The calculation of each NEO’s annual incentive bonus in the event of Adjusted EBITDA results between these levels is made on a proportional sliding scale basis between the two level amounts. The NEO would not be entitled to a bonus if the Company achieved, for plan purposes, less than 80% of the Adjusted EBITDA target.

Annual Incentives for Fiscal 2017

NEO	Threshold: $55.469 Million Adjusted EBITDA ($)(% of Base Salary)	Target: $69.336 Million Adjusted EBITDA ($)(% of Base Salary)	Maximum: $83.203 Million Adjusted EBITDA ($)(% of Base Salary)
Kevin D. Hall(1)	N/A	N/A	N/A
Thomas H. Caudle, Jr.	327,250 (42.5%)	654,500 (85.0%)	1,309,000 (170.0%)
Sean D. Goodman	178,125 (37.5%)	356,250 (75.0%)	712,500 (150.0%)

(1)	Mr. Hall was not eligible to participate in the annual incentive plan for fiscal 2017 as he commenced employment in May 2017.

As shown in the chart below, the Company achieved, for plan purposes, Adjusted EBITDA of $68.7 million, approximately 99% of the Adjusted EBITDA target.

Based on that level of performance, the Compensation Committee approved annual incentive bonus compensation of $638,138 to Mr. Caudle and $347,344 to Mr. Goodman.

Long-Term Incentive Compensation

The Compensation Committee believes that stock-based performance compensation is essential to align the interests of management and the shareholders in enhancing the long-term value of the Company’s equity and to encourage executives to retain their employment with the Company. Among the varied types of equity awards the Compensation Committee is authorized to use under the 2013 Incentive Compensation Plan, the Compensation Committee has determined that incentive stock options are preferable for use with all Company employees at this time, because their value depends upon a future increase in the value of the Common Stock. The Compensation Committee also has determined that restricted stock unit grants to NEOs or other Company employees should be used for limited purposes, such as retention or recruiting incentives or to recognize outstanding performance.

Consistent with those determinations, in fiscal 2017, the Compensation Committee awarded stock options to Messrs. Hall, Caudle and Goodman and restricted stock units to Messrs. Hall and Caudle as shown in the following table:

NEO	Grant Date	Number of Stock Options (#)	Exercise Price of Stock Options ($)	Number of Restricted Stock Units (#)
Kevin D. Hall	05/19/2017	25,000	27.44	75,000
Thomas H. Caudle, Jr.	10/26/2016	20,000	29.09
	02/21/2017			75,000
Sean D. Goodman	10/26/2016	10,000	29.09

The stock option awards vest and become exercisable in three equal installments beginning on the first anniversary of the grant date. As “incentive stock options” (to the applicable maximum permitted under the 2013 Incentive Compensation Plan), these stock options offer the NEO the opportunity to receive favorable tax treatment if they retain the shares acquired upon exercise for at least one year. The restricted stock units vest 25% 30 days after the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. For additional information on the stock options and restricted stock units granted in fiscal 2017, see “Executive Compensation Tables—Grants of Plan-Based Awards” below.

Perquisites and Other Benefits

Perquisites. The Compensation Committee’s general philosophy is to provide executives, including the NEOs, with only limited perquisites. Therefore, the Company does not provide its NEOs with perquisites, such as car allowances, reimbursements for car expenses or payment of country club dues.

Retirement Benefits. In order to provide employees at all levels with greater incentives, the Company makes available to all employees, including the NEOs, the opportunity to make contributions to the Unifi, Inc. Retirement Savings Plan (the “401(k) Plan”), under which employees may elect to defer up to 75% of their total compensation, not to exceed the amount allowed by applicable Internal Revenue Service regulations. Pursuant to the 401(k) Plan, in fiscal 2017, the Company matched contributions equal to 100% of the employee’s first 3% of compensation contributed to the 401(k) Plan and 50% of the next 2% of compensation contributed to the 401(k) Plan.

Health Plan, Life Insurance and Other Benefits. The Company makes available health and insurance benefits to all employees, including the NEOs. The cost of the health plans is covered partially through employee payroll deductions, with the remainder covered by the Company. Disability and life insurance benefits are paid by the Company for all salaried employees; however, the NEOs receive additional life insurance coverage provided by the Company.

Supplemental Key Employee Retirement Plan. As an additional means of attracting top executive talent and encouraging executives to remain employed with the Company, the Company maintains the Unifi, Inc. Supplemental Key Employee Retirement Plan (the “SERP”). Participation in the SERP is limited to a select group of management employees who are selected by the Compensation Committee. As described in greater detail preceding the Nonqualified Deferred Compensation table on page 37, the SERP provides additional retirement benefits payable to the Company’s NEOs following their termination of employment.

Employment and Change in Control Agreements. The Company entered into an employment agreement with Mr. Hall in connection with his appointment as Chief Executive Officer of the Company. The employment agreement provides that Mr. Hall will (i) receive an annual base salary of $775,000, (ii) be eligible to receive bonuses and to participate in compensation plans of the Company in accordance with any plan or decision that the Board may determine from time to time, (iii) be paid or reimbursed for business expenses and (iv) be entitled to participate in other employment benefits generally available to other executives of the Company. The employment agreement also contains provisions regarding the termination of Mr. Hall’s employment and related severance obligations. Mr. Hall agreed in his employment agreement to neither compete with the Company or its affiliated entities nor solicit their respective customers, suppliers or employees for the 12 months immediately following termination of employment.

The Company historically provided its NEOs with severance benefits if their employment is involuntarily terminated (or they resign for good reason) after a change in control of the Company. Providing such “double-trigger” change in control benefits assists the Company in attracting and retaining executive talent and reduces the personal uncertainty that executives may feel when considering such a corporate transaction. As a result, the Company’s NEOs are more likely to retain their employment with the Company and complete such a corporate transaction, thereby increasing the likelihood of enhancing long-term shareholder value. Mr. Caudle is the only NEO who is party to a change in control agreement with the Company.

A calculation of the estimated severance payments and benefits payable to Mr. Hall under his employment agreement and to Mr. Caudle under his change in control agreement are set forth under “Executive Compensation Tables—Potential Payments Upon Termination of Employment or Change in Control” beginning on page 37.

Policy on Executive Officer and Employee Incentive Compensation Recoupment

The Company has a written policy to address the recoupment of performance-based compensation awarded to or earned by an executive officer if there is a restatement of the Company’s financial results due to material noncompliance of the Company with any financial reporting requirement under the federal securities laws. In the event of a restatement, the Board shall review the performance-based compensation awarded to or earned by the executive officers for the three-year period prior to the restatement event and, if the Board determines in its reasonable discretion that any such performance-based compensation would not have been awarded to or earned by an executive officer based on the restated financial results, the Board shall seek to recover from such executive officer any portion of the performance-based compensation that is greater than that which would have been awarded or earned had it been calculated on the basis of the restated financial results.

The Company’s recoupment policy also addresses the recoupment of performance-based compensation awarded to or earned by any current or former employee if such employee engaged in certain misconduct (e.g., embezzlement, fraud or theft or unethical behavior that harms the Company’s business, reputation or other employees). In such event, the Board may require reimbursement of compensation granted, earned or paid under any Company annual incentive or long-term incentive cash plans to such employee and cancellation of outstanding equity awards and reimbursement of any gains realized on the exercise, settlement or sale of equity awards held by such employee at any time during the three-year period ending on the date on which such misconduct is discovered.

Officers Stock Ownership Policy

The Company has adopted an Officers Stock Ownership Policy to enhance the Company’s ongoing objective to align the compensation paid to its officers with the long-term interests of shareholders. The policy applies to any NEO, any person who holds the position of Vice President, Treasurer or higher with the Company, its primary operating subsidiary and possible other significant operating subsidiaries (“VP-Level Personnel”), and to certain other persons below those levels who may be designated for coverage by the Compensation Committee (for purposes of the policy, collectively, “covered officers”). The policy provides for a ramp-up period for complying with the expected stock ownership levels, both upon the initial implementation of the policy and thereafter upon each person first becoming a NEO or other covered officer. If a covered officer fails to comply with the stock ownership expectation, the Compensation Committee considers that fact in setting future salary, bonus or other compensation for the covered officer. The Company tests for compliance with the stock ownership expectation at the end of the fiscal year.

The stock ownership expectation, calculation of shares of Common Stock counted towards the ownership expectation and valuation of shares of Common Stock for purposes of the policy are as set forth below. All covered officers are in compliance with their respective stock ownership expectations under the terms of the policy.

Stock Ownership Expectation	Shares of Common Stock Counted Towards Ownership Expectation	Valuation of Shares of Common Stock

•        NEOs: At least three times annual base salary.

•        VP-Level Personnel (non-NEOs): At least one and one-half times annual base salary.

•        Other designated covered officers: In the discretion of the Compensation Committee, at least one times annual base salary.

•        Shares owned directly by the officer, his or her spouse or minor children, or a trust for the exclusive benefit of one or more such persons.

•        Shares covered by the portion of stock options or restricted stock units that are vested or not subject to forfeiture.

•        Greater of (i) the closing price on the last trading day of the applicable fiscal period or (ii) the 30-day average closing price ending on such last trading day.

•        Shares underlying vested stock options, restricted stock units and other stock awards are calculated as if they were exercised using the current market price on the applicable measurement date and assuming shares are immediately sold to pay the exercise price and applicable taxes.

Tax Impact on Compensation

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), on the Company’s executive compensation program. Code Section 162(m) denies a public company a deduction, except in limited circumstances, for compensation paid to “covered employees” – which includes the NEOs, other than the Company’s principal financial officer – to the extent such compensation exceeds $1 million. Based on its review of the likely impact of Code Section 162(m) and other factors, the Compensation Committee previously recommended to the Board, the Board adopted and the shareholders approved, the 2013 Incentive Compensation Plan. The 2013 Incentive Compensation Plan allows the Company’s annual cash incentive bonus program for the NEOs, as well as equity and equity-based awards to the NEOs, to qualify for an exception to the Code Section 162(m) deduction limitation. The Compensation Committee may in the future adopt or change benefit plans in order to cause the compensation paid to covered employees under the plans to qualify for the exception. In any event, the Compensation Committee may authorize payments or equity awards to retain and motivate key executives, in any situation it believes to be appropriate, without regard to tax deductibility considerations.

Risk Analysis of Compensation Programs and Practices

While the Company’s compensation programs and practices are designed to motivate its employees and encourage performance that improves the Company’s financial and other operating results, the Company and the Compensation Committee also seek to design and implement compensation programs and practices that discourage employees from taking unnecessary or excessive risks that could ultimately threaten the value of the Company or otherwise have a material adverse effect on the Company. Management and the Compensation Committee periodically review and assess potential risks associated with the Company’s compensation programs and practices. Management and the Compensation Committee believe that the Company’s incentive compensation programs and practices are appropriately balanced between value created indirectly by the performance of the Common Stock and payments resulting from the achievement of specific financial performance objectives, so as to minimize the likelihood of unnecessary or excessive risk-taking by Company employees. Management and the Compensation Committee have concluded that any risks from such programs and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation

Committee reached its conclusion after considering a number of features of the Company’s compensation structure that are designed to mitigate risk, such as:

●	The Company uses a balance of fixed and variable compensation in the form of cash and equity, which is designed to provide both near-term and long-term focus.

●

The overall compensation of the Company’s NEOs is not overly weighted towards the achievement of performance criteria in a particular fiscal year, and an appropriate portion of compensation is awarded in the form of equity awards that vest over a multi-year period, subject to continued service by the recipient. This further aligns the interests of the NEOs to long-term shareholder value and helps retain management.

●

Payouts under the Company’s annual incentive compensation and other long-term incentive programs are based on performance criteria that the Compensation Committee believes to be challenging, yet reasonable and attainable without excessive risk-taking.

●

The Company has a compensation recoupment policy that allows the Company to recover certain compensation in the event of a restatement of its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws or in the event of certain fraud or other misconduct by an employee.

●

The Company has a stock ownership policy under which its NEOs and other key personnel are expected to own a significant amount of Common Stock, further aligning their interests with those of the Company’s other shareholders.

●

The Compensation Committee maintains an open dialogue with management regarding executive compensation programs and practices and the appropriate incentives to use in achieving near-term and long-term operating performance goals.

Shareholder Say-on-Pay Vote

At the 2016 Annual Meeting of Shareholders, the Company’s shareholders had the opportunity to vote, on an advisory basis, on a proposal to approve the compensation of the NEOs for fiscal 2016. This is referred to as a “say-on-pay” proposal. More than 97% of the votes cast at the 2016 Annual Meeting of Shareholders on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this vote result reflects the general concurrence by the shareholders with the Company’s philosophy and approach to executive compensation. Therefore, the Company has continued its philosophy and approach to executive compensation as discussed above. At the Annual Meeting, shareholders will again have the opportunity to indicate their views on the Company’s NEO compensation. For additional information, see “Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation.” The Compensation Committee will continue to consider the vote results for say-on-pay proposals in future years when making compensation decisions for the Company’s NEOs.

The Company’s shareholders also will vote at the Annual Meeting on whether future say-on-pay votes should occur every one, two or three years. For additional information, see “Proposal 3: Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation.” The Board of Directors will consider the results of the advisory vote on the frequency of future say-on-pay votes in determining how often say-on-pay votes will be conducted in the future.

Executive Compensation Tables

The following tables, narratives and footnotes describe the total compensation and benefits for the NEOs for fiscal 2017, as well as total compensation and benefits for the NEOs for the two preceding fiscal years.

Summary Compensation Table

Name	Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Kevin D. Hall(4)	Chief Executive Officer	2017	77,500	—	2,058,000	230,741	—	14,750	2,380,991
Sean D. Goodman(5)	Vice President & Chief Financial Officer	2017 2016	478,847 212,885	— —	— 549,200	103,013 —	347,344 352,688	372,721 52,255	1,301,925 1,167,028
Thomas H. Caudle, Jr.(6)	President & Chief Operating Officer	2017 2016 2015	836,884 370,785 335,000	— 108,449 —	2,090,250 — —	206,026 152,036 190,462	638,138 274,312 270,094	94,718 58,543 54,907	3,866,016 964,125 850,463

(1)	Amounts reflect the grant date fair value computed in accordance with FASB ASC Topic 718, related to stock and option awards granted in the fiscal year noted. See Note 16 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 25, 2017 for more information about the value of equity awards.

(2)	Amounts are attributable to cash payments earned under the annual incentive plan for the applicable fiscal year, as described above under “Compensation Discussion and Analysis” with respect to the fiscal years noted.

(3)	All Other Compensation for each of the NEOs for fiscal 2017 consists of the following:

	Kevin D. Hall	Sean D. Goodman	Thomas H. Caudle, Jr.
Life Insurance ($)	288	5,415	30,495
Matching 401(k) Plan Contribution ($)	2,385	8,191	10,938
Contributions to SERP ($)	—	38,610	53,285
Relocation Assistance Benefits ($)	11,918	257,283	—
Tax Gross-Up on Relocation Assistance Benefits ($)	159	63,222	—
Total ($)	14,750	372,721	94,718

(4)	Mr. Hall was appointed Chief Executive Officer and a director of the Company effective May 19, 2017.

(5)	Mr. Goodman resigned from employment with the Company effective June 25, 2017, the last day of fiscal 2017.

The Compensation Committee approved an increase in Mr. Goodman’s base salary to $475,000 on September 14, 2016 with a retroactive effective date of May 1, 2016. The salary amount presented for Mr. Goodman for fiscal 2017 represents the sum of his base salary of $475,000 for fiscal 2017 and the retroactive salary adjustment paid to him in fiscal 2017.

(6)	The Compensation Committee approved an increase in Mr. Caudle’s base salary to $770,000 on September 14, 2016 with a retroactive effective date of April 28, 2016. The salary amount presented for Mr. Caudle for fiscal 2017 represents the sum of his base salary of $770,000 for fiscal 2017 and the retroactive salary adjustment paid to him in fiscal 2017.

Grants of Plan-Based Awards

Name	Grant Type	Grant Date	Date of Committee Action (If Different from Grant Date)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($ / Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)

				Threshold ($)	Target ($)	Maximum ($)
Kevin D. Hall	Stock Options	05/19/2017	05/03/2017					25,000	27.44	230,741
	Restricted Stock Units	05/19/2017	05/03/2017				75,000			2,058,000
Sean D. Goodman	Annual Cash Incentive			178,125	356,250	712,500
	Stock Options	10/26/2016						10,000	29.09	103,013
Thomas H. Caudle, Jr.	Annual Cash Incentive			327,250	654,500	1,309,000
	Stock Options	10/26/2016						20,000	29.09	206,026
	Restricted Stock Units	02/21/2017					75,000			2,090,250

(1)	Represents the threshold, target and maximum payments Messrs. Goodman and Caudle were eligible to earn pursuant to the Company’s fiscal 2017 annual cash incentive plan. The threshold, target and maximum payout amounts represent 37.5%, 75% and 150%, respectively, of Mr. Goodman’s fiscal 2017 base salary and 42.5%, 85% and 170%, respectively, of Mr. Caudle’s fiscal 2017 base salary.

The threshold, target and maximum payout amounts were based on the Company achieving $55.469 million, $69.336 million and $83.203 million, respectively, of Adjusted EBITDA for fiscal 2017. Based on the Company’s actual fiscal 2017 Adjusted EBITDA of $68.7 million, Messrs. Goodman and Caudle received a payment under the Company’s fiscal 2017 annual cash incentive plan, based on a percentage of fiscal 2017 base salary, equal to approximately 73.1% (Mr. Goodman) and 82.9% (Mr. Caudle).

Mr. Hall was not eligible to earn an incentive payment under the Company’s fiscal 2017 annual cash incentive plan because his employment commenced in May 2017.

(2)	Represents restricted stock units granted to Mr. Hall in connection with his recruitment by the Company and to Mr. Caudle to incentivize his continued service to the Company during the build-out of the new senior leadership team and the execution of the Company’s strategic growth plan. For Mr. Hall, the restricted stock units become vested 25% 30 days after the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. For Mr. Caudle, the restricted stock units become vested 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.

(3)	Represents stock options granted to the NEOs pursuant to the 2013 Incentive Compensation Plan during fiscal 2017. The stock options become vested and exercisable in three equal installments commencing on the first anniversary of the grant date. Mr. Goodman forfeited the options awarded to him upon his termination of employment at the end of fiscal 2017.

(4)	The amounts in this column do not represent amounts the NEOs received or are entitled to receive. As required by the SEC rules, this column represents the full grant date fair value of the stock options granted to the NEOs during fiscal 2017. The full grant date fair value is the amount that the Company will recognize in its financial statements over the award’s vesting schedule, subject to any forfeitures. The grant date fair value was determined under FASB ASC Topic 718. See Note 16 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 25, 2017.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Kevin D. Hall	—	25,000	27.44	05/19/2027	(1)	—		—
	—	—	—	—		75,000	(2)	2,169,000
Sean D. Goodman	—	—	—	—		—		—
Thomas H. Caudle, Jr.	36,666	—	5.73	07/28/2019		—		—
	6,000	—	12.47	07/27/2021		—		—
	3,000	—	11.23	07/25/2022		—		—
	6,000	—	22.08	07/24/2023		—		—
	7,334	3,666	27.38	07/22/2024	(3)	—		—
	2,500	5,000	32.36	07/22/2025	(4)	—		—
	—	20,000	29.09	10/26/2026	(5)	—		—
	—	—	—	—		75,000	(6)	2,169,000

(1)	Represents stock options granted on May 19, 2017, scheduled to vest in one-third increments on each of May 19, 2018, May 19, 2019 and May 19, 2020, contingent upon Mr. Hall’s continued service through the applicable vesting date.

(2)	Represents restricted stock units granted on May 19, 2017, scheduled to vest 25% on June 18, 2018, 25% on May 19, 2019 and 50% on May 19, 2020, contingent upon Mr. Hall’s continued service through the applicable vesting date.

(3)	Represents stock options granted on July 22, 2014 and vested in one-third increments on each of July 22, 2015, July 22, 2016 and July 22, 2017.

(4)	Represents stock options granted on July 22, 2015, scheduled to vest in one-third increments on each of July 22, 2016, July 22, 2017 and July 22, 2018, contingent upon Mr. Caudle’s continued service through the applicable vesting date.

(5)	Represents stock options granted on October 26, 2016, scheduled to vest in one-third increments on each of October 26, 2017, October 26, 2018 and October 26, 2019, contingent upon Mr. Caudle’s continued service through the applicable vesting date.

(6)	Represents restricted stock units granted on February 21, 2017, scheduled to vest 25% on February 21, 2018, 25% on February 21, 2019 and 50% on February 21, 2020, contingent upon Mr. Caudle’s continued service through the applicable vesting date.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Kevin D. Hall	—	—	—	—
Sean D. Goodman	—	—	6,667	178,109
Thomas H. Caudle, Jr.	—	—	1,000	28,435

(1)	Shares included in this column represent the shares of Common Stock underlying restricted stock units that vested during fiscal 2017. Each of Messrs. Goodman and Caudle elected to defer receipt of his shares until six months following his separation from service.

(2)	Calculated based on the market price of the shares of Common Stock underlying the restricted stock units, which was computed as the average of the high and low trading prices on the date of vesting.

Nonqualified Deferred Compensation

The Company maintains the SERP to provide additional retirement benefits to a select group of management or highly compensated employees, including each of its NEOs. On an annual basis, the Company credits to the participant’s account an amount equal to 8.5% for executive officers or 5.5% for non-executive officers, multiplied by the participant’s base salary. Each participant is always 100% vested in the participant’s SERP account and earns a return on the amounts contributed to the participant’s account as if it had been invested in the stocks that make up the Standard & Poor’s 500 Index in the same proportion as their respective weighting therein. Participants are not entitled to a distribution from the SERP until their termination of employment with the Company, at which time they must wait six months to receive a lump-sum payment equal to the balance of their respective accounts. If a participant’s termination is due to death or disability, this six-month delay period is waived.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals and/or Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Kevin D. Hall	—	—	—	—	—
Sean D. Goodman	—	38,610	3,823	—	42,433
Thomas H. Caudle, Jr.	—	53,285	120,638	—	697,142

(1)	Amounts represent Company contributions to the SERP on behalf of the NEOs during fiscal 2017. These amounts are reported in the Summary Compensation Table under “All Other Compensation.”

Potential Payments Upon Termination of Employment or Change in Control

Employment Agreement with Mr. Hall. On May 3, 2017, in connection with his appointment as Chief Executive Officer of the Company, Mr. Hall entered into an Employment Agreement with the Company. The Employment Agreement contains provisions regarding the termination of Mr. Hall’s employment and related severance obligations. If the Company terminates Mr. Hall’s employment for “Cause” or if Mr. Hall resigns without “Good Reason” (as each term is defined in the Employment Agreement), the Company will pay Mr. Hall all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which the Company will have no further obligation under the Employment Agreement to Mr. Hall. If Mr. Hall’s employment terminates due to his death or “Disability” (as defined in the Employment Agreement), Mr. Hall or his estate will receive all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which all right to benefits will terminate and the Company will have no further obligation under the Employment Agreement to Mr. Hall. If Mr. Hall is terminated for any reason other than death, Disability or Cause, or if Mr. Hall resigns with Good Reason, Mr. Hall will be entitled to (i) cash severance payments equal to 12 months of Mr. Hall’s annual base salary at the time of termination, payable in equal monthly installments, and (ii) if Mr. Hall elects COBRA continuation coverage, reimbursement for the monthly cost of such continuation coverage for Mr. Hall’s medical and health insurance benefits until the earlier of (a) the date Mr. Hall ceases to maintain such continuation coverage in effect or (b) 12 months from the termination of Mr. Hall’s employment. The foregoing severance benefits are subject to Mr. Hall entering into and not revoking a release of claims in favor of the Company and its affiliated entities. The severance benefits payable upon termination for any reason other than death, Disability or Cause, or resignation with Good Reason also are subject to Mr. Hall abiding by certain restrictive covenants. Additionally, upon Mr. Hall’s death or Disability or a “Change of Control” (as defined in the 2013 Incentive Compensation Plan), all outstanding unvested equity awards issued to Mr. Hall by the Company shall vest in full.

Change in Control Agreement with Mr. Caudle. The Company entered into a Change in Control Agreement in August 2009 with Mr. Caudle and amended that agreement effective December 31, 2014. The primary purpose of the Change in Control Agreement is to promote stability and continuity within management in the event of a “Change in Control” (as defined below) transaction that might otherwise be distracting or disruptive to management’s continued performance of its responsibilities. The Change in Control Agreement with Mr. Caudle will expire on December 31, 2017 (assuming he remains employed with the Company through that date) unless it is extended or renewed, or unless a change in control occurs prior to that date; in the latter event, Mr. Caudle’s Change in Control Agreement would extend past December 31, 2017 and expire on the second anniversary of the change in control event.

The Change in Control Agreement will provide for the severance benefits described below, if Mr. Caudle’s employment with the Company is terminated without “Cause” or if he resigns for “Good Reason” within two years following a “Change in Control” of the Company (as each term is defined in the Change in Control Agreement):

●	2.99 times the average total compensation paid to Mr. Caudle during the five calendar years preceding the change in control. This amount is paid in 24 equal monthly installments without interest.

●

Continued participation in Company-sponsored life insurance, medical, health and accident and disability plans and programs until the earlier of (i) the second anniversary of Mr. Caudle’s termination of employment or (ii) his commencement of full-time employment with a new employer.

Mr. Caudle’s Change in Control Agreement does not provide for any tax “gross-up” payments, and the salary continuation payments may also be reduced to an amount such that they do not constitute an excess parachute payment under Code Section 280G.

Outstanding Equity Awards.  Upon a “Change of Control” or a “Change in Control” of the Company (as either term is defined in the Company’s incentive compensation plans), all outstanding stock options and other stock awards under the plans will become fully vested and/or will be immediately exercisable.

The Company’s NEOs may also become vested in restricted stock units and certain stock options that vest based on continued service with the Company, including the stock options granted to them in fiscal 2017, upon a termination of employment due to death or disability. In addition, all of the Company’s unvested restricted stock unit awards granted to NEOs provide for accelerated vesting of all unvested restricted stock units upon the Company’s termination of a NEO’s employment without cause after the NEO has attained age 65.

Hypothetical Payments Table.  The table below summarizes the potential severance payments and benefits payable to Mr. Hall under his Employment Agreement and to Mr. Caudle under his Change in Control Agreement and the value of the accelerated vesting of the NEOs’ equity awards upon termination of employment or a Change of Control (as defined in Mr. Hall’s Employment Agreement) or a Change in Control (as defined in Mr. Caudle’s Change in Control Agreement) of the Company as of June 23, 2017, the last business day of fiscal 2017 (other than Mr. Goodman whose employment terminated during the year).

Name	Type of Payment or Benefit	Change in Control ($)	Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause After Attaining Age 65 ($)	Termination Due to Death or Disability ($)	Termination Due to Approved Retirement ($)	Termination Without Cause or Resignation for Good Reason After a Change in Control ($)(1)
Kevin D. Hall	Severance and Benefit Continuation(2)	—	782,311	—	—	—	782,311
	Accelerated Equity Awards(3)(4)	2,206,000	—	2,169,000	2,206,000	37,000	2,206,000

	Total	2,206,000	782,311	2,169,000	2,206,000	37,000	2,988,311

Thomas H. Caudle, Jr.	Severance and Benefit Continuation(2)	—	—	—	—	—	2,271,886
	Accelerated Equity Awards(3)(4)	2,174,646	—	2,169,000	2,174,646	5,646	2,174,646

	Total	2,174,646	—	2,169,000	2,174,646	5,646	4,446,532

(1)	Amounts shown assume the Company experienced a change in control and the NEO was terminated without cause or resigned for good reason on June 23, 2017, the last business day of fiscal 2017.

(2)	Consists of severance benefits and health and welfare benefits. Health and welfare benefits represent the aggregate estimated net cost to the Company for reimbursement of the cost of 12 months of COBRA continued medical coverage provided to Mr. Hall under his Employment Agreement and of health and welfare benefits provided to Mr. Caudle under his Change in Control Agreement.

(3)	As described above, all outstanding and unvested stock options and restricted stock units will become vested upon a change in control of the Company. In addition, upon a NEO’s termination of employment due to approved retirement, the unvested stock options that vest solely based on the NEO’s continued service (“time-based options”) are subject to accelerated vesting; upon a NEO’s termination of employment due to death or disability, all unvested time-based options and all unvested restricted stock units are subject to accelerated vesting; and upon a NEO’s termination of employment without cause (as defined in the applicable award agreements) after specified dates, all unvested restricted stock units are subject to accelerated vesting.

(4)	For purposes of this table, it is assumed that: (i) all vested stock options are exercised on June 23, 2017, the last business day of fiscal 2017, and the aggregate value of such vested stock options is calculated by multiplying the number of stock options by the difference between the exercise price and the closing market price; and (ii) as of the date of termination or change in control, as applicable, each vested restricted stock unit is converted into one share of Common Stock and the aggregate value of such vested restricted stock units is calculated by multiplying the number of restricted stock units by the closing market price on June 23, 2017, the last business day of fiscal 2017.

Equity Compensation Plan Information

The table below provides information as of June 25, 2017, with respect to the securities authorized for issuance to the Company’s employees and directors under the 2013 Incentive Compensation Plan. The 2013 Incentive Compensation Plan, which was approved by the Company’s shareholders at the 2013 Annual Meeting of Shareholders, replaced the 2008 Unifi, Inc. Long-Term Incentive Plan (the “2008 LTIP”) for purposes of all incentive awards issued to the Company’s personnel after October 22, 2013. As a result, no further awards were made or will be made under the 2008 LTIP. Any option or restricted stock unit previously granted under the 2008 LTIP that is forfeited or cancelled may be reissued under the terms of the 2013 Incentive Compensation Plan and is included in the number of securities remaining available for future issuance reflected in column (c) in the table below. The Company does not have any equity compensation plans under which equity awards may be made that were not approved by its shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans approved by security holders	758,675(1)	19.93	680,518
Equity compensation plans not approved by security holders	—	—	—
Total	758,675(1)	19.93	680,518

(1)	Includes securities issuable upon exercise of outstanding options and upon lapse of service-based vesting restrictions under restricted stock units that were issued pursuant to the 2013 Incentive Compensation Plan or the 2008 LTIP. As of June 25, 2017, (i) an aggregate of approximately 477,911 options remained outstanding; and (ii) an aggregate of approximately 280,764 restricted stock units remained outstanding. The weighted-average exercise price does not take into account restricted stock units, which do not have an exercise price.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Unifi’s executive officers, directors and persons who beneficially own more than 10% of the outstanding Common Stock (collectively, the “reporting persons”) to file with the SEC initial reports of their beneficial ownership and reports of changes in their beneficial ownership of Common Stock. Based solely on a review of such reports and written representations made by Unifi’s executive officers and directors with respect to the completeness and timeliness of their filings, the Company believes that the reporting persons complied with all applicable Section 16(a) filing requirements on a timely basis during fiscal 2017, except for Archibald Cox, Jr., a director, who filed a late Form 4 to report a sale of shares of Common Stock.

Compensation Committee Interlocks and Insider Participation

Archibald Cox, Jr., James M. Kilts, Kenneth G. Langone, James D. Mead and William J. Armfield, IV (until his passing on July 11, 2016) served on the Compensation Committee in fiscal 2017. None of the directors who served on the Compensation Committee in fiscal 2017 has ever served as one of the Company’s officers or employees or had any relationship with the Company or any of its subsidiaries since the beginning of fiscal 2017 pursuant to which disclosure would be required under the SEC rules pertaining to the disclosure of transactions with related persons. During fiscal 2017, none of the Company’s executive officers served as a director or member of the compensation committee (or other committee performing equivalent functions) of any other entity of which an executive officer of such other entity served on the Board or its Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended June 25, 2017.

Respectfully submitted by the Compensation Committee of the Board,

Archibald Cox, Jr., Chair

James M. Kilts

Kenneth G. Langone

Audit Committee Report

The primary purpose of the Audit Committee is to act on behalf of the Board in its oversight of all material aspects of the accounting and financial reporting processes, internal controls and internal audit functions of the Company, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Management has primary responsibility for the Company’s consolidated financial statements and reporting processes, including its internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 25, 2017. This review included a discussion of the quality and acceptability of the Company’s financial reporting and internal controls. During the past fiscal year, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company for the fiscal year ended June 25, 2017 be included in its Annual Report on Form 10-K for such fiscal year.

Respectfully submitted by the Audit Committee of the Board,

Suzanne M. Present, Chair

Robert J. Bishop

Archibald Cox, Jr.

Proposal 2: Advisory Vote to Approve

Named Executive Officer Compensation

As required by Section 14A of the Exchange Act, this proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of the Company’s NEOs, which is described in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement. This vote is not intended to address any specific item or element of compensation or the compensation of any particular officer, but rather the overall compensation of the Company’s NEOs and the philosophy, principles and policies used to determine compensation.

At the 2016 Annual Meeting of Shareholders, the Company provided shareholders with an opportunity to cast an advisory vote to approve or not approve the compensation of its NEOs, and shareholders approved the Company’s NEO compensation with more than 97% of the votes cast in favor. At the 2011 Annual Meeting of Shareholders, the Company also asked shareholders to indicate whether a say-on-pay vote should occur every one, two or three years, with the Board recommending an annual advisory vote. Because the Board views it as a good corporate governance practice, and because at the 2011 Annual Meeting of Shareholders a majority of the votes cast were in favor of an annual advisory vote, shareholders will have the opportunity at the Annual Meeting to provide feedback to the Compensation Committee on the Company’s executive compensation program by endorsing or not endorsing the compensation of its NEOs. Shareholders will also have the opportunity at the Annual Meeting to cast an advisory vote on the frequency of future say-on-pay votes (see Proposal 3: Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation).

As described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company’s executive compensation program is designed not only to attract and retain highly qualified and effective executives, but also to motivate them to contribute substantially to the Company’s future success for the long-term benefit of shareholders and to reward them for doing so. Accordingly, the Compensation Committee and the Board believe that there should be a strong relationship between pay and corporate performance (both financial results and stock price), and that the Company’s executive compensation program reflects this belief.

Shareholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement, which more thoroughly discuss the Company’s compensation programs and practices. The Compensation Committee and the Board believe that these programs and practices are effective in implementing the Company’s overall compensation philosophy.

Accordingly, the Company is asking shareholders to vote, on an advisory basis, “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion, is hereby approved.”

This vote is advisory, which means that the shareholder vote on this proposal will not be binding on Unifi, the Compensation Committee or the Board of Directors. However, the Compensation Committee values the opinions of the Company’s shareholders and will carefully consider the outcome of the vote when making future compensation decisions for Unifi’s NEOs.

The Board of Directors unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs in fiscal 2017 as disclosed in this Proxy Statement.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs in fiscal 2017 as disclosed in this Proxy Statement.

Proposal 3: Advisory Vote on the Frequency of

Future Advisory Votes to Approve

Named Executive Officer Compensation

As required by Section 14A of the Exchange Act, the Company also is providing its shareholders with the opportunity to cast an advisory vote to express a preference regarding the frequency of future shareholder advisory votes on the compensation of the Company’s NEOs. Unifi currently holds its say-on-pay vote every year. In voting on this proposal, you will be asked to select from the following four options: whether the advisory vote should occur every one, two or three years, or to abstain from voting on the proposal. For the reasons explained below, the Board of Directors recommends that you vote for a one-year frequency, a continuation of the Company’s current policy.

After careful consideration, the Board of Directors believes that holding an advisory vote on the compensation of the Company’s NEOs every year is the best approach for Unifi and its shareholders. An annual say-on-pay vote provides shareholders with the opportunity to annually evaluate the Company’s overall executive compensation program. As described in greater detail in the “Compensation Discussion and Analysis” section beginning on page 23 of this Proxy Statement, the Company believes its executive compensation program should attract top executive talent, pay for performance and link executive retention to long-term shareholder value. The Board of Directors believes that the annual say-on-pay vote has worked well, allowing shareholders to provide input on the Company’s executive compensation philosophy, principles and policies as disclosed in the proxy statement each year and giving the Compensation Committee and the Board the opportunity to evaluate executive compensation decisions each year in light of the shareholder feedback.

The option of every one year, two years or three years that receives the highest number of votes cast will be considered to be the frequency for the advisory vote on NEO compensation that has been selected by the Company’s shareholders. The Board of Directors will consider the shareholder vote when determining how often an advisory vote on NEO compensation will be requested from the Company’s shareholders. Because this vote is advisory, and not binding on Unifi, the Compensation Committee or the Board of Directors, the Board may decide that it is in the best interests of the Company and its shareholders to hold an advisory vote on NEO compensation more or less frequently than the option selected by the Company’s shareholders.

The Board of Directors unanimously recommends that you vote in favor of a frequency of every “1 YEAR” for future advisory votes to approve the Company’s NEO compensation.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote in favor of a frequency of every “1 YEAR” for future advisory votes to approve the Company’s NEO compensation.

Proposal 4: Ratification of the Appointment of

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed KPMG LLP to serve as Unifi’s independent registered public accounting firm for fiscal 2018. KPMG LLP has served as the Company’s independent registered public accounting firm since 2011. The Audit Committee reviewed and discussed the performance of KPMG LLP for fiscal 2017 prior to its appointment of KPMG LLP to serve as Unifi’s independent registered public accounting firm for fiscal 2018.

The Company expects that representatives of KPMG LLP will be present at the Annual Meeting, and the representatives will have an opportunity to make a statement if they desire to do so. The representatives also are expected to be available to respond to appropriate questions from shareholders.

Shareholder ratification of the Audit Committee’s appointment of KPMG LLP as Unifi’s independent registered public accounting firm is not required by the Company’s Amended and Restated By-laws or otherwise. Nevertheless, the Board is submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of KPMG LLP. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2018.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2018.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for the fiscal years ended June 25, 2017 and June 26, 2016 and fees billed for other services rendered by KPMG LLP during those periods.

	Fiscal 2017 ($)	Fiscal 2016 ($)
Audit Fees(1)	1,412,022	1,044,817
Audit-Related Fees	—	—
Tax Fees(2)	227,712	244,126
All Other Fees	—	—

Total	1,639,734	1,288,943

(1)	Audit Fees consist of fees billed for the respective year for professional services associated with the annual financial statements audit and quarterly financial statement reviews, services related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and consultations in connection with statutory and regulatory filings or engagements.

(2)	Tax Fees consist of fees billed for the respective year for tax compliance, consultation and related matters.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee has implemented procedures under the Company’s Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of the Company’s independent registered public accounting firm for specific audit and non-audit services, within pre-approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before the service may be provided by the Company’s independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. For fiscal 2017, all of the audit fees were approved by the Audit Committee in accordance with the above procedures. All of the other fees billed by KPMG LLP to the Company for fiscal 2017 were approved by the Audit Committee by means of specific pre-approvals. All non-audit services provided in fiscal 2017 were reviewed with the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Additional Information

Shareholder Proposals for the 2018 Annual Meeting

Any shareholder proposal intended to be included in Unifi’s proxy statement and form of proxy relating to the 2018 Annual Meeting of Shareholders must be received by the Company no later than May 15, 2018. Any such shareholder proposal must also comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals should be addressed to the attention of the Company’s Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410. Pursuant to the SEC rules, submitting a proposal will not guarantee that it will be included in the Company’s proxy materials.

In addition, notice of any shareholder proposal intended to be presented at the 2018 Annual Meeting of Shareholders, but that will not be included in the Company’s proxy statement and form of proxy relating to the 2018 Annual Meeting of Shareholders (i.e., a shareholder proposal other than a proposal submitted pursuant to Rule 14a-8), must be in writing and received by the Company’s Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410 no earlier than June 27, 2018 and no later than July 27, 2018. However, if the date of the 2018 Annual Meeting of Shareholders is more than 30 days before or more than 90 days after October 25, 2018, then the written notice must be received by the Company’s Secretary no earlier than 120 days prior to the date of the 2018 Annual Meeting of Shareholders and no later than the close of business on the later of (i) 90 days prior to the date of such annual meeting or (ii) 10 days following the day on which the Company first announced publicly (or mailed notice to the shareholders of) the date of such meeting. Shareholder proposals must include the specified information concerning the proposal and the shareholder submitting the proposal as set forth in the Company’s Amended and Restated By-laws (see “Corporate Governance—Shareholder Recommendations of Director Candidates” above for a summary of such required information). A copy of the Company’s Amended and Restated By-laws may be obtained by writing to the Company’s Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410.

2017 Annual Report to Shareholders

This Proxy Statement is accompanied by the 2017 Annual Report to Shareholders, and these materials are also available at www.proxyvote.com and the investor relations portion of the Company’s website at www.unifi.com. The 2017 Annual Report to Shareholders, which contains the audited consolidated financial statements and other information about the Company, is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material.

Annual Report on Form 10-K

The Company also will provide without charge to each person solicited pursuant to this Proxy Statement, upon the written request of any such person, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 25, 2017, including the financial statements and the financial statement schedules required to be filed with the SEC, or any exhibit thereto. Requests should be in writing and addressed to the attention of the Company’s Secretary at Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410.

Householding

The SEC has adopted rules permitting companies to mail one annual report and proxy statement, or notice of internet availability of proxy materials, as applicable, in one envelope to all shareholders residing at the same address if certain conditions are met. This is called “householding” and can result in significant savings of paper and mailing costs. The Company has not implemented householding with respect to its shareholders of record; however, a number of brokerage firms have instituted householding that may impact certain beneficial owners of shares held in street name. If members of your household have multiple accounts through which they hold Common Stock, you may have received a householding notification from your bank, broker or other nominee.

Please contact your bank, broker or other nominee directly if you have any questions or wish to revoke your decision to household or to receive an additional copy of this Proxy Statement, the 2017 Annual Report to Shareholders or the Notice of Internet Availability for members of your household.

Appendix A

Non-GAAP Financial Performance Measures

Unifi, Inc. (the “Company”) prepares its consolidated financial statements and reports in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company’s executive compensation program uses Adjusted EBITDA as a measure of the Company’s financial performance for purposes of determining the annual incentive compensation earned by executives under the program. The Company’s methods of determining Adjusted EBITDA may differ from the methods used by other companies. Accordingly, this non-GAAP financial performance measure may not be comparable to measures used by other companies.

In determining Adjusted EBITDA for annual incentive compensation purposes, fiscal 2017 Adjusted EBITDA presented in the Company’s Annual Report on Form 10-K for the fiscal year ended June 25, 2017 was further adjusted for strategic growth plan expenses and certain foreign currency transaction gains, both of which the Compensation Committee adjusted for as being outside of management’s control for operating results and cash generation.

The Compensation Committee uses Adjusted EBITDA as a measure for annual incentive compensation purposes because the Compensation Committee believes Adjusted EBITDA provides a clear indicator of cash generation, which is a key performance indicator used by the Board of Directors and management to assess the Company’s operating results generally. However, this financial performance measure is not calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for, net income and other financial results reported in the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table sets forth the reconciliation of the amount reported under GAAP for net income attributable to Unifi, Inc. to Adjusted EBITDA for the fiscal year ended June 25, 2017 (in thousands):

Net income attributable to Unifi, Inc.	$32,875
Interest expense, net	3,030
Provision for income taxes	10,898
Depreciation and amortization expense	19,851

EBITDA	$66,654
Equity in earnings of Parkdale America, LLC	(2,723)

EBITDA excluding Parkdale America, LLC	$63,931
Loss on sale of business	1,662

Adjusted EBITDA per Form 10-K(1)	$65,593
Strategic growth plan expenses	3,747
Certain foreign currency transaction gains	(677)

Adjusted EBITDA per Incentive Plan(2)	$68,663

(1)	As reported in the Company’s Annual Report on Form 10-K for the fiscal year ended June 25, 2017.

(2)	As utilized by the Compensation Committee for determining annual incentive compensation.

The amounts presented in the reconciliation above may not be consistent with amounts included in the Company’s consolidated financial statements due to the impact of the non-controlling interest in Repreve Renewables, LLC through December 23, 2016, the date the Company sold its equity ownership interest in that entity.

A-1

UNIFI, INC. 7201 WEST FRIENDLY AVENUE GREENSBORO, NC 27410

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on October 24, 2017. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Unifi, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on October 24, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E32692-P97078                    KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNIFI, INC.

Unifi’s Board of Directors recommends that you vote “FOR” each of the nominees named in Proposal 1.

1.	Election of directors			For	Against	Abstain	Unifi’s Board of Directors recommends that you vote “FOR” Proposals 2 and 4 and in favor of “1 YEAR” for Proposal 3.		For	Against	Abstain
Nominees:
	1a. 1b. 1c. 1d. 1e. 1f. 1g. 1h. 1i.	Robert J. Bishop Thomas H. Caudle, Jr. Paul R. Charron Archibald Cox, Jr. Kevin D. Hall James M. Kilts Kenneth G. Langone James D. Mead Suzanne M. Present		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	2.	Advisory vote to approve Unifi’s named executive officer compensation in fiscal 2017.	☐	☐	☐
								1 Year	2 Years	3 Years	Abstain
							3.	Advisory vote on the frequency of future advisory votes to approve Unifi’s named executive officer compensation. ☐	☐	☐	☐
									For	Against	Abstain
							4.	Ratification of the appointment of KPMG LLP as Unifi’s independent registered public accounting firm for fiscal 2018.	☐	☐	☐

NOTE: In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. EACH OF PROPOSALS 1, 2, 3 AND 4 HAS BEEN PROPOSED BY UNIFI, INC.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

FOLD AND DETACH HERE	E32693-P97078

UNIFI, INC.

2017 Annual Meeting of Shareholders

October 25, 2017

This proxy is solicited on behalf of Unifi’s Board of Directors.

The undersigned hereby appoint(s) Kevin D. Hall and Thomas H. Caudle, Jr., and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Unifi, Inc. that the undersigned is/are entitled to vote at the 2017 Annual Meeting of Shareholders to be held at 8:30 a.m., Eastern Time, on Wednesday, October 25, 2017 at the Lotte New York Palace located at 455 Madison Avenue at 50th Street, New York, NY 10022, and any adjournment or postponement thereof. The proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof, exercising their discretion as set forth in the Notice of Annual Meeting and Proxy Statement.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 4, IN FAVOR OF “1 YEAR” FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE, OR FOLLOW THE INSTRUCTIONS TO VOTE BY INTERNET OR PHONE.

(Continued and to be signed on reverse side)